UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MASCO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

BEHR
PRO
e600

BrassCraft
1/4-Turn

MASCO

2020 ANNUAL MEETING OF STOCKHOLDERS NOTICE AND PROXY STATEMENT

MASCO 2020	A LETTER FROM THE CHAIR OF OUR BOARD

A LETTER FROM THE CHAIR OF OUR BOARD	Masco Corporation 17450 College Parkway Livonia, MI 48152 313-274-7400 www.masco.com

March 27, 2020

Dear Stockholder:

On behalf of our entire Board of Directors, I am pleased to invite you to attend Masco Corporation’s Annual Meeting of Stockholders. Our meeting will be held at 9:30 a.m. on Wednesday, May 13, 2020 at our corporate office in Livonia, Michigan. Following our formal meeting, management will provide a review of our operations and we will respond to your questions.

Board Oversight of Our Strategy

To optimize the effectiveness of our Board, we engage with management throughout the year to understand and oversee our Company’s strategic objectives, which focus on driving the full potential of our businesses, leveraging opportunities across our portfolio and actively managing our portfolio. Annually, we hold a strategy session with management to discuss the Company’s execution of these objectives and our Company’s plans to drive long-term stockholder value. In 2019, to provide our Board with external perspectives, we supplemented our strategy session with presentations from an investment bank and a housing industry expert. At Board meetings throughout the year, management also provides updates on the progress toward achieving our strategy. The Board also sees our Company’s strategy and corporate culture in action when leaders of our businesses present their specific growth objectives to us at Board meetings and when we visit one business unit each year to engage with its broader leadership team. This past year our directors visited our Hansgrohe business unit facilities in Germany.

Board Composition and Refreshment

Our Board is comprised of eleven directors who bring a diverse set of skills and experience that promote active and engaged discussions which ensures an effective and highly functioning Board. Our Corporate Governance and Nominating Committee regularly reviews our Board’s composition to ensure alignment with our long-term strategy. We also have performed an annual Board self-evaluation for a number of years. In 2019, our Corporate Governance and Nominating Committee reviewed our Board’s self-evaluation process and we determined to enhance the process to include one-on-one discussions between me, as the Chair of our Board, and each individual director. This focus on board composition and self-evaluation has brought a valued balance of director tenure that brings both fresh perspectives and deep historical knowledge of our Company to our Board’s role as stewards of your investment in Masco Corporation. We will continue to focus on maintaining an appropriate balance of tenure, skills, experience and diversity, along with ensuring that our Board continues to conduct itself effectively.

A LETTER FROM THE CHAIR OF OUR BOARD	MASCO 2020

Commitment to Pay-for-Performance

We believe that our Organization and Compensation Committee has demonstrated a consistent commitment to developing and overseeing executive compensation programs that align our executive management team’s interests with delivering strong financial performance and driving long-term stockholder value. Our efforts to enhance our pay-for-performance practices resulted in 95% of the votes cast last year in favor of the compensation paid to our named executive officers. In 2019, approximately 87% of our CEO’s target compensation consisted of performance-based pay. In addition, as discussed in the Compensation Discussion and Analysis, we have incorporated numerous best practices into our executive compensation programs.

We Value Your Support

On behalf of our entire Board, I thank you for your continued support of Masco Corporation and your confidence in us as Board members. Your vote is very important to us, and I urge you to carefully read this proxy statement. Voting instructions for the proposals to be presented at our Annual Meeting can be found on the enclosed proxy card. Please submit your vote today by internet, telephone or mail.

Sincerely,

J. Michael Losh

Chair of the Board

THIS PROXY STATEMENT AND THE ENCLOSED PROXY CARD ARE BEING MAILED OR

OTHERWISE MADE AVAILABLE TO STOCKHOLDERS ON OR ABOUT MARCH 27, 2020.

MASCO 2020	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MASCO CORPORATION NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of record at the close of business on March 16, 2020 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Due to the public health concerns relating to COVID-19, we are monitoring the advisability of holding our Annual Meeting solely by means of remote communication or adjourning or postponing the meeting. If it is not possible or advisable to hold our Annual Meeting at the time, date or place as originally planned, we will announce any changes, which may include details on how to participate in a remote meeting, in advance via press release. We would file a copy of any such press release with the SEC as additional proxy solicitation materials and post the press release on our website at www.masco.com. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting by internet or by telephone, or by completing, signing, dating and returning your proxy card in the enclosed postage prepaid envelope. Instructions for each of these methods and the control number that you will need are provided on the proxy card. You may withdraw your proxy before it is exercised by following the directions in the proxy statement. Alternatively, you may vote in person at the meeting.

By Order of the Board of Directors,

Kenneth G. Cole

Vice President, General Counsel and Secretary

DATE:	May 13, 2020
PLACE:	Masco Corporation Corporate Office 17450 College Parkway Livonia, Michigan 48152

TIME:	9:30 a.m. Eastern Time

WEBSITE:	www.masco.com

The purposes of the Annual Meeting are:

1. To elect four Class II directors;

2. To consider and act upon a proposal to approve the compensation paid to our named executive officers;

3. To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for 2020; and

4. To transact such other business as may properly come before the meeting.

The Company recommends that you vote as follows:

•  FOR each Class II director nominee;

•  FOR the approval of the compensation paid to our named executive officers; and

•  FOR the selection of PricewaterhouseCoopers LLP as our independent auditors for 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2020: THIS PROXY STATEMENT AND THE MASCO CORPORATION 2019 ANNUAL REPORT TO STOCKHOLDERS, WHICH INCLUDES THE COMPANY’S ANNUAL REPORT ON FORM 10-K, ARE AVAILABLE AT:

http://www.ezodproxy.com/masco/2020

THE COMPANY WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, WITHOUT CHARGE, UPON A STOCKHOLDER’S WRITTEN REQUEST TO: INVESTOR RELATIONS, MASCO CORPORATION, 17450 COLLEGE PARKWAY, LIVONIA, MICHIGAN 48152.

2020 PROXY STATEMENT SUMMARY	MASCO 2020

2020 PROXY STATEMENT SUMMARY

This summary highlights information to assist you in reviewing the proposals you will be voting on at our 2020 Annual Meeting. This summary does not contain all of the information you should consider; you should read the entire proxy statement carefully before voting. The proposals for our Annual Meeting are the election of our Class II Directors, the approval of the compensation paid to our named executive officers (who we generally refer to as our “executive officers” in this proxy statement), and the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2020.

CORPORATE GOVERNANCE AND OUR BOARD OF DIRECTORS

Our Board of Directors is committed to maintaining our high standards of ethical business conduct and corporate governance principles and practices. Our corporate governance practices include:

✓	Robust Stockholder Engagement — We reach out to our largest stockholders each spring and fall to discuss a broad range of executive compensation and governance topics.

✓	Board Composition — Three of our directors are racially and/or gender diverse, and we have a balanced range of director tenure.

✓	Organization and Talent Review — Our Organization and Compensation Committee performs an annual review of our talent strategy and CEO and senior management succession planning.

✓

Board Self-Evaluation — Annually, our directors review and assess the effectiveness of our Board through a robust self-evaluation process, which includes an anonymous survey and one-on-one discussions between each director and the Chair of our Board.

✓	Political Contribution Oversight — Our Corporate Governance and Nominating Committee oversees our political contributions in accordance with our Political Contribution Policy.

✓	Separation of our CEO and Chair of the Board — The positions of our CEO and the Chair of our Board are currently separated; the Chair of our Board is an independent director.

✓	Majority Voting for our Directors — In uncontested elections, our director nominees must receive more than 50% of the votes cast to be elected to our Board.

✓

Director Independence — Nine of our eleven directors are independent, and all of the members of our Audit, Organization and Compensation, and Corporate Governance and Nominating Committees are independent.

MASCO 2020	2020 PROXY STATEMENT SUMMARY

DIRECTOR NOMINEES

The Class II Director Nominees for our Board of Directors are:

Keith J. Allman	J. Michael Losh

DIRECTOR SINCE: 2014	DIRECTOR SINCE: 2003

POSITION: Our President and Chief Executive Officer, since 2014	POSITION: Retired Chief Financial Officer and Executive Vice President of General Motors Corporation, a global automotive company

INDEPENDENT: No	INDEPENDENT: Yes

COMMITTEES: None	COMMITTEES: Corporate Governance and Nominating Committee (Chair); Organization and Compensation Committee

Christopher A. O’Herlihy	Charles K. Stevens, III

DIRECTOR SINCE: 2013	DIRECTOR SINCE: 2018

POSITION: Vice Chairman of Illinois Tool Works Inc., a global diversified industrial manufacturer of specialized industrial equipment, consumables, and related service businesses, since 2015	POSITION: Retired Executive Vice President and Chief Financial Officer of General Motors Company, a global automotive company

INDEPENDENT: Yes	INDEPENDENT: Yes

COMMITTEES: Audit Committee; Organization and Compensation Committee	COMMITTEES: Audit Committee; Corporate Governance and Nominating Committee

If elected, each would serve for a three-year term concluding at our 2023 Annual Meeting.

STOCKHOLDER OUTREACH

In determining our executive compensation and corporate governance practices, our Board believes it is important to consider feedback from our stockholders. In 2019, we continued our robust stockholder engagement program and requested the opportunity to engage with stockholders holding approximately 50% of our outstanding shares. Of the shareholders with which we engaged, we discussed our Board’s oversight of our strategy and risk, board composition and refreshment, corporate sustainability and our annual and long-term performance-based compensation programs. We received positive feedback from the stockholders with whom we spoke, particularly regarding our Board’s process for overseeing our Company’s strategy and risk. We provide reports on the feedback we receive to our Organization and Compensation Committee (“Compensation Committee”) and Corporate Governance and Nominating Committee (“Governance Committee”).

2020 PROXY STATEMENT SUMMARY	MASCO 2020

2019 FINANCIAL PERFORMANCE

Our continuing operations delivered solid financial results in 2019 despite the challenges of higher input costs for many of our products and slower growth in our overall end markets. Our reported sales for the full year increased 1% to $6.7 billion. This sales growth was largely driven by our successful pricing actions as we mitigated the impact of the imposition of tariffs. Operating profit for the full year increased by 1% to $1.1 billion and our earnings per share from continuing operations grew 7% to $2.20 per share.

In addition, we executed and delivered on our strategy to become a more stable, less cyclical and higher return building products company through the divestitures of our windows businesses in November 2019 and our cabinetry business, which closed in February 2020. Lastly, we continued to implement our balanced capital allocation strategy by repurchasing $896 million of our stock, increasing our annual dividend for the sixth year in a row and reducing our debt by $201 million.

2019 EXECUTIVE COMPENSATION

Based on our financial performance in 2019, although we met the threshold, we did not achieve the target for operating profit goal or our working capital as a percent of sales goal.

2019 Annual Performance Program

Under our annual performance program, we pay cash bonuses and grant restricted stock units to our executive officers if we meet our performance goals for operating profit and working capital as a percent of sales. The following tables reflect our 2019 performance relative to our target goals and the compensation we paid to our executive officers under our 2019 annual performance program:

Performance Metric	Performance (as adjusted)	Percent of Target Achieved	Weighted Performance Percentage

Operating Profit (in millions)	$1,263	82%	77%

Working Capital as a Percent of Sales	15.8%	60%

•	See “Our 2019 Annual Performance Program” in our Compensation Discussion and Analysis for a description of our calculation of operating profit and working capital as a percent of sales performance.

Name	Amount of Cash Bonus ($)	Value of Restricted Stock Unit Award ($)	Total 2019 Annual Performance Compensation ($)

Keith J. Allman	1,429,000	1,587,977	3,016,977

John G. Sznewajs	418,600	418,739	837,339

Joseph B. Gross	297,400	297,538	594,938

Richard A. O’Reagan	327,900	327,957	655,857

Jai Shah	303,200	303,241	606,441

MASCO 2020	2020 PROXY STATEMENT SUMMARY

2017-2019 Long-Term Incentive Program

Under our 2017-2019 Long-Term Incentive Program (“LTIP”), our executive officers had the opportunity to earn an equity-based performance award if we achieved a performance goal over the three-year period. The following tables reflect our target return on invested capital (“ROIC”) goal for the 2017-2019 LTIP performance period, our performance relative to our target goal and the compensation we paid to our executive officers:

Performance Metric	Performance (as adjusted)	Percent of Target Achieved

Return on Invested Capital	15.7%	134%

•	See “Our Long-Term Incentive Program” in our Compensation Discussion and Analysis for a description of our calculation of ROIC performance.

Name	2017-2019 LTIP- Stock Earned ($)

Keith J. Allman	3,390,180

John G. Sznewajs	973,611

Joseph B. Gross	635,123

Richard A. O’Reagan	734,035

Jai Shah	512,338

OUR COMPENSATION PRACTICES

During 2019, our Compensation Committee reviewed our compensation programs and practices to ensure our interests and the objectives for our compensation programs are aligned. At our 2019 Annual Meeting, 95% of the votes cast on our say-on-pay proposal approved the compensation we paid to our executive officers. Although the say-on-pay vote is advisory and non-binding, our Compensation Committee believes this approval percentage indicates strong support for our continued efforts to enhance our pay-for-performance practices.

Our compensation practices include:

✓

Long-Term Incentives — Our compensation programs are weighted toward long-term incentives. We give approximately equal weight to restricted stock units, stock options and our three-year incentive program. In 2017, we modified our three-year incentive program by replacing the cash award with performance-based restricted stock units (“PRSUs”).

✓

Performance-Based Annual Restricted Stock Units — Our annual grant of restricted stock units is based on our executive officers’ target opportunity and the achievement of our performance goals under our annual performance program.

✓	Long-Term Performance Program — A significant portion of our executive officers’ compensation opportunity is based on the achievement of a three-year performance goal.

✓

Clawback Policy — If we restate our financial statements, other than as a result of changes to accounting rules or regulations, our clawback policy allows us to recover incentive compensation paid to our executives in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

✓

Stock Ownership Requirements — We have minimum stock ownership requirements for our executive officers, including requiring our CEO to own stock valued at six times his base salary. As of December 31, 2019, each of our executive officers met his or her stock ownership requirement.

✓	Double-Trigger Vesting — We have double-trigger vesting of equity on a change in control.

✓	Tally Sheets and Risk Assessment — Our Compensation Committee uses tally sheets, and oversees a risk assessment to evaluate whether our compensation programs present undue risk to us.

2020 PROXY STATEMENT SUMMARY	MASCO 2020

✓

Competitive Analysis — On an annual basis, our Compensation Committee reviews a market analysis of executive compensation paid by our peer companies and published survey data for comparably-sized companies.

✓	Limited Perquisites — We provide limited perquisites to our executive officers.

Our compensation practices do not include:

×	Excise Tax Gross-Ups — We eliminated the excise tax gross-up feature on all of the equity grants made since 2012.

×	Hedging or Pledging — Our policy prohibits executives and directors from hedging our stock and from making future pledges of our stock.

×	Employment Agreements — We have no change in control agreements or employment agreements providing for severance payments with our executive officers.

×	Option Repricing — Our equity plan prohibits the repricing of options without stockholder approval.

MASCO 2020	TABLE OF CONTENTS

TABLE OF CONTENTS	MASCO 2020

PART I - CORPORATE GOVERNANCE	MASCO 2020

CORPORATE GOVERNANCE

This section of our proxy statement provides information on the qualifications and experience of our director nominees and incumbent directors, the composition of our Board, the structure and responsibilities of our Board committees, and other important corporate governance matters.

DIRECTORS AND DIRECTOR NOMINEES

Our Board is currently composed of eleven directors, including nine independent directors. Our directors possess a wide array of skills and experience that provide a strong source of strategic oversight, advice and guidance to our management team. The following director skills matrix highlights the balanced mix of skills and experience that are most relevant and important to our Company. The skills and experience identified for each of our non-employee directors are those we believe are key and unique to each director’s contribution to our Board. This matrix is not meant to encompass or reflect all of the skills and experience possessed by each director. See the following pages for a full biography of each of our directors.

Business Operations M&A Risk Management Finance and Accounting Product Innovation International Business Manufacturing Marketing and Brand Management Talent Management

MASCO 2020	PART I - CORPORATE GOVERNANCE

DIRECTOR NOMINEES FOR CLASS II

(Term Expiring at the Annual Meeting in 2023)

Keith J. Allman	J. Michael Losh

AGE: 57	AGE: 73

DIRECTOR SINCE: 2014	DIRECTOR SINCE: 2003

POSITION: Our President and Chief Executive Officer, since 2014	POSITION: Retired Chief Financial Officer and Executive Vice President of General Motors Corporation, a global automotive company

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Mr. Allman brings to our Board strong business leadership skills, hands-on operational experience with our businesses and valuable insight into our Company’s culture. He played an integral role in developing our strategies to strengthen our brands and improve our execution, which has helped to provide the foundation for the current direction of our Company. His key leadership positions within our Company have given him deep knowledge of all aspects of our business, and he possesses a significant understanding of, and experience with, complex operations as well as company-specific customer expertise.

Mr. Losh has strong leadership skills gained through significant executive leadership positions and through his service on boards of other publicly-held companies in various industries. His current activities provide him with valuable exposure to developments in board oversight responsibilities, corporate governance, risk management, accounting and financial reporting, which enhances his service to us as the Chair of our Board. In addition, Mr. Losh has experience with and understands complex international financial transactions. He possesses substantial finance and accounting expertise gained through his experience as Chief Financial Officer of a large organization and through his service on other boards and audit committees.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Masco Corporation:

• Group President (2011-2014)

• President, Delta Faucet (2007-2011)

• Executive Vice President, Builder Cabinet Group (2004-2007)

• Served in various management positions of increasing responsibility at Merillat Industries (1998-2003)

• Director of Oshkosh Corporation

• Director of Aon plc, Cardinal Health, Inc., H.B. Fuller Company (through April 2, 2020), Prologis (through April 29, 2020) and Amesite Inc.

• Former director of CareFusion Corporation and TRW Automotive Holdings Corp.

• Served for 36 years in various capacities at General Motors Corporation until his retirement in 2000

PART I - CORPORATE GOVERNANCE	MASCO 2020

Christopher A. O’Herlihy	Charles K. Stevens, III

AGE: 56	AGE: 60

DIRECTOR SINCE: 2013	DIRECTOR SINCE: 2018

POSITION: Vice Chairman of Illinois Tool Works Inc., a global diversified industrial manufacturer of specialized industrial equipment, consumables, and related service businesses, since 2015	POSITION: Retired Executive Vice President and Chief Financial Officer of General Motors Company, a global automotive company

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Mr. O’Herlihy joined Illinois Tool Works Inc. in 1989. In his over 30 years with Illinois Tool Works, he has held several executive positions through which he has acquired extensive knowledge and experience in all aspects of business, including business strategy, international business operations, mergers and acquisitions, emerging markets, financial performance and structure, legal matters, human resources and talent management. His current responsibilities include developing and executing that company’s overall corporate growth strategy. He brings to our Board strategic insight and understanding of complex business and manufacturing operations, as well as a valuable perspective on developing innovative products, gained through his experience with a multi-billion dollar diversified global organization.

Mr. Stevens joined General Motors Company in 1983 with the Buick Motor Division. In his over 30 years with General Motors Company, Mr. Stevens acquired significant leadership experience in financial and accounting operations. His extensive background and expertise provide to our management and Board a valuable understanding of finance, financial operations, international financial matters, risk evaluation and management, mergers and acquisitions and consumer goods. His past responsibilities include being a vital contributor to developing and executing business strategies to drive profitable growth, which benefit our Board as it oversees our strategy.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Illinois Tool Works Inc.:

• Executive Vice President, with worldwide responsibility for Illinois Tool Works’ Food Equipment Group (2010-2015)

• Group President - Food Equipment Group Worldwide (2010)

• Group President - Food Equipment Group International (2009-2010)

• For over 30 years, served in various positions of increasing responsibility, including as Group President of the Polymers and Fluids Group

• Director of Eastman Chemical Company, Flex, Ltd. and Tenneco Inc.

• General Motors Company:

• Executive Vice President and Chief Financial Officer (2014-2018)

• Chief Financial Officer of GM North America (2010-2014)

• Interim Chief Financial Officer of GM South America (2011-2013)

• Chief Financial Officer of GM de Mexico (2008-2010)

• Chief Financial Officer of GM Canada (2006-2008)

• For more than 30 years, served in various positions of increasing responsibility, including several leadership positions with GM’s Asia Pacific region including China, Singapore, Indonesia and Thailand

MASCO 2020	PART I - CORPORATE GOVERNANCE

CLASS III DIRECTORS

(Term Expiring at the Annual Meeting in 2021)

Mark R. Alexander	Richard A. Manoogian

AGE: 55	AGE: 83

DIRECTOR SINCE: 2014	DIRECTOR SINCE: 1964

POSITION: Chief Executive Officer, Icelandic Provisions, Inc., an Icelandic dairy products company, since 2019	POSITION: Our Chairman Emeritus, since 2012

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Through his experience as a current CEO and as the former President of Campbell Soup Company’s largest division, Mr. Alexander brings to our Board strong leadership skills and experience in developing and executing business growth strategies, including through innovation and mergers and acquisitions. His past business responsibilities include investing in brand-building, innovation and expanded distribution, which correspond to areas of focus at our business operations. His extensive international experience with consumer branded products and his background in marketing and customer relations also provide our Board with expertise and insight as we leverage our consumer brands in the global market.

Mr. Manoogian was instrumental in the dramatic growth of Masco to become a global leader in the design, manufacture and distribution of branded home improvement and building products. His experience in navigating our Company through various phases of its transformation and diversification provides our Board with unique and extensive knowledge of our Company’s history and strategies. As a long-term leader at Masco, Mr. Manoogian possesses firsthand knowledge of our operations as well as a deep understanding of the residential repair and remodeling and new home construction industries.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Campbell Soup Company:

• Senior Vice President (2009-2018)

• President of Americas Simple Meals and Beverages (2015-2018)

• President of Campbell North America (2012-2015), Campbell International (2010-2012) and Asia Pacific (2006-2009)

• Chief Customer Officer and President - North America Baking & Snacking (2009-2010)

• Served in various marketing, sales and management roles in the United States, Canada, Europe and Asia since 1989

• Our Chairman of the Board (1985-2012)

• Masco Corporation:

• Executive Chairman (2007-2009)

• Chief Executive Officer (1985-2007)

• Elected President in 1968 and Vice President in 1964

• Director of Ford Motor Company (2001-2014)

PART I - CORPORATE GOVERNANCE	MASCO 2020

John C. Plant

AGE: 66

DIRECTOR SINCE: 2012

POSITION: Chairman of the Board and Co-Chief Executive Officer, Howmet Aerospace Inc., a global supplier of engineered metal products, (effective April 1, 2020)

RELEVANT SKILLS AND EXPERIENCE:

Based on his leadership positions with multi-billion dollar diversified global companies, Mr. Plant brings to our Board strategic insight and understanding of complex operations as well as a valuable perspective of international business. He understands how to manage a company through economic cycles and major transactions. He has a strong background in finance and extensive knowledge and experience in all aspects of business, including operations, business development matters, mergers and acquisitions, financial performance and structure, legal matters and human resources.

BUSINESS EXPERIENCE:

• Director of Jabil Circuit, Inc.

• Chief Executive Officer (2019-2020) and Chairman of the Board (2017-2020) of Arconic Inc.

• TRW Automotive Holdings Corp.:

• Chairman of the Board (2011-2015)

• President and Chief Executive Officer and Director (2003-2015)

• Co-member of the Chief Executive Office of TRW Inc. and the President and Chief Executive Officer of the automotive business of TRW Inc. (2001-2003)

• Director Emeritus of the Automotive Safety Council

• Director of Gates Industrial Corporation plc (2017-2019)

MASCO 2020	PART I - CORPORATE GOVERNANCE

CLASS I DIRECTORS

(Term Expiring at the Annual Meeting in 2022)

Marie A. Ffolkes	Donald R. Parfet

AGE: 47	AGE: 67

DIRECTOR SINCE: 2017	DIRECTOR SINCE: 2012

POSITION: Chief Executive Officer, TriMark USA, LLC, a provider of design services, equipment and supplies to the food service industry, since January 2020	POSITION: Managing Director, Apjohn Group, LLC, a business development company, since 2000 General Partner, Apjohn Ventures Fund, Limited Partnership, a venture capital fund, since 2003

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Through her experience as a current CEO and as the former President, Industrial Gases, Americas for Air Products & Chemicals, Inc., Ms. Ffolkes brings to our Board extensive experience in developing and leading strategy implementation and driving profitability. Ms. Ffolkes’ strong leadership experience allows her to provide valuable contributions and perspectives to our Board in areas important to our performance including operations, finance, international markets, marketing and personnel.

As an executive with responsibilities for numerous global businesses, Mr. Parfet brings extensive financial and operating experience to our Board, particularly in areas of financial and corporate staff management and senior operational practices for multiple global business units. His experience in business development and venture capital firms provides our Board with a valued perspective on growth and strategy. He is also experienced in leading strategic planning, risk assessment, human resource planning and financial planning and controls. His global operating experience, strong financial background and proven leadership capabilities are especially important to our Board’s consideration of product and geographic expansion and business development opportunities.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• President, Industrial Gases, Americas of Air Products & Chemicals, Inc. (2015-2020)

• Tenneco:

• Global Vice President and General Manager, Ride Performance Group (2013-2015)

• Vice President and General Manager, Global Elastomers
(2011-2013)

• Johnson Controls International plc (formerly, Johnson Controls):

• Vice President & General Manager South America Region, Automotive Group (2010-2011)

• Vice President and General Manager, Hyundai-Kia Customer Business Unit (2008-2010)

• Global Vice President, Japan (2006-2008)

• Chairman of the Board of Kelly Services, Inc. and Lead Independent Director of Rockwell Automation, Inc.

• Chairman of the Board of Sierra Oncology, Inc. (2017-2019)

• Senior Vice President, Pharmacia Corporation, a pharmaceutical company, from which he retired in 2000

• Served as a senior corporate officer of Pharmacia & Upjohn and The Upjohn Company, predecessors of Pharmacia Corporation

• Director and trustee of a number of charitable and civic organizations

PART I - CORPORATE GOVERNANCE	MASCO 2020

Lisa A. Payne	Reginald M. Turner

AGE: 61	AGE: 60

DIRECTOR SINCE: 2006	DIRECTOR SINCE: 2015

POSITION: Former Vice Chairman and Chief Financial Officer of Taubman Centers, Inc., a real estate investment trust	POSITION: Attorney and Member, Clark Hill PLC, a Detroit, Michigan-based law firm, since April 2000, and currently serves on its Executive Committee

RELEVANT SKILLS AND EXPERIENCE:	RELEVANT SKILLS AND EXPERIENCE:

Ms. Payne provides leadership and executive management experience to our Board. She also possesses substantial financial, accounting and corporate finance expertise gained through her experience as Chief Financial Officer of Taubman Centers and as an investment banker. Her financial focus and proficiency helped guide Taubman Centers through the economic recession and increase shareholder value. She brings to our Board an understanding of growth strategy. In addition, Ms. Payne’s extensive experience in real estate investment, development and acquisition gives her an informed and thorough understanding of macroeconomic factors that may impact our business.

As an accomplished litigator and legal advisor with expertise in labor and employment law and government relations, Mr. Turner brings to our Board substantial insight in these areas. His background, coupled with his service as a director of a financial institution and a member of its enterprise risk committee, make him a valuable asset to our Board in the areas of risk management and finance. Mr. Turner has numerous and varied experiences in business, civic and charitable leadership roles, and his skills and insight benefit our Board as it considers issues of risk management, corporate governance and legal risk.

BUSINESS EXPERIENCE:	BUSINESS EXPERIENCE:

• Director of J.C. Penney Company, Inc. and Rockwell Automation, Inc.

• Chairman of the Board of Soave Enterprises, LLC, a privately held diversified management and investment company (2016-2017)

• President of Soave Real Estate Group (2016-2017)

• Taubman Centers, Inc.:

• Vice Chairman (2005-2016)

• Chief Financial Officer (2005-2015)

• Executive Vice President and Chief Financial and Administrative Officer (1997-2005)

• During the past five years, served as director of Taubman Centers, Inc.

• Investment banker, Goldman, Sachs & Co. (1987-1997)

• Director of Comerica Incorporated since 2005, where he currently chairs that board’s Enterprise Risk Committee and serves on its Audit Committee and Qualified Legal Compliance Committee

• President-elect nominee of the American Bar Association

• Active in public service and with civic and charitable organizations, serving in leadership positions with the Detroit Public Safety Foundation, the Detroit Institute of Arts, and the Community Foundation for Southeast Michigan

• Past President of the National Bar Association and past President of the State Bar of Michigan

• Past chair of the United Way for Southeastern Michigan

MASCO 2020	PART I - CORPORATE GOVERNANCE

BOARD OF DIRECTORS

Our Board of Directors is committed to maintaining our high standards of ethical business conduct and corporate governance principles and practices.

Key Facts about our Board

• Chair of our Board: J. Michael Losh

• Our current Chair and CEO roles are separate

• 82% of our directors are independent

• Each member of our Audit Committee, Compensation Committee and Governance Committee is independent

• 8 Board meetings were held in 2019, including one meeting at our Hansgrohe facilities in Germany

• 3 of our directors are racially and/or gender diverse
• We have a balanced range of director tenure:

Service on Board:	0-4 years	5-9 years	10+ years
Number of directors:	2	6	3

Structure of our Board of Directors

Our Board of Directors currently is comprised of eleven members and is divided into three classes. Each class has a term of three years and each year the term of office of one class expires. Each director will hold office for the term to which he or she is elected or until his or her respective successor is elected and qualified.

Leadership Structure of our Board of Directors

Mr. J. Michael Losh was appointed as Chair of our Board on May 4, 2015. At that time, Mr. Losh also became the Chair of our Governance Committee. Mr. Losh has served on our Board since 2003, including as the Chair of our Audit Committee from 2008-2015. Mr. Losh’s long-term service as a director of our Board and now as our Chair has given him extensive Company and industry-specific knowledge.

Effective Oversight of Our Company

As an independent Chair of our Board, Mr. Losh has a strong working relationship with the other directors and with our management team. Under his leadership, our Board is actively engaged in robust discussions with management regarding oversight of our corporate strategy and risk, our corporate culture and our governance practices. His responsibilities include:

•	presiding at Board meetings and at executive sessions of the independent directors;

•	providing advice to our CEO;

•	discussing with management and approving our Board’s meeting agendas and assuring that there is sufficient time for discussion of all agenda items;

•	in preparation for Board meetings, consulting with management on information to be provided to our Board;

•	overseeing the Board’s annual review of our strategic plan and its execution; and

•	calling meetings of our independent directors, as necessary.

Separation of Our Chair of the Board and CEO Roles

Our Board believes that its leadership structure is in the best interests of the Company and our stockholders at this time; however, our Board has no policy with respect to the separation of the roles of CEO and Chair and believes that

PART I - CORPORATE GOVERNANCE	MASCO 2020

this matter should be discussed and determined by our Board from time to time, based on all of the then-current facts and circumstances. If the roles of Chair and CEO are combined in the future, then a majority of our independent directors will elect a Lead Director, who will be an independent director, for a renewable one-year term.

Communications with the Chair of Our Board

If you are interested in contacting the Chair of our Board, you may send your communication in care of our Secretary to the address specified in “Communications with our Board of Directors” below.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent” under the requirements of applicable law and the New York Stock Exchange’s listing standards.

Director Independence Standards

For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. Our Board has adopted standards to assist it in making a determination of independence for directors. These standards are posted on our website at www.masco.com.

Assessment of Our Directors’ Independence

Our Board has determined that nine of our eleven directors, including all of our non-employee directors other than Mr. Manoogian, are independent. As an employee, Mr. Allman, our President and Chief Executive Officer, is not an independent director. Our independent directors are Messrs. Alexander, Losh, O’Herlihy, Parfet, Plant, Stevens and Turner, Ms. Ffolkes and Ms. Payne.

In making its independence determinations, our Board reviewed all transactions, relationships and arrangements for the last three fiscal years involving each non-employee director and the Company.

•

In evaluating Mr. O’Herlihy’s independence, our Board considered our purchases of goods from his employer, Illinois Tool Works Inc. and its subsidiaries. The aggregate amount of these purchases was approximately $0.6 million in 2019. Illinois Tool Works has reported revenue of $14.1 billion in 2019. Our Board does not believe that Mr. O’Herlihy has a material interest in these transactions.

•

In evaluating Ms. Ffolkes’ independence, our Board considered our purchases of goods from Air Products and Chemicals, Inc. and its subsidiaries, her employer through January 2020. The aggregate amount of these purchases was approximately $0.7 million in 2019. Air Products and Chemicals has reported revenue of $8.9 billion for its fiscal year ended September 30, 2019. Our Board does not believe that Ms. Ffolkes has a material interest in these transactions.

Our Board also determined that we did not make any discretionary charitable contributions exceeding the greater of $1 million or 2% of the revenues of any charitable organization in which any of our directors was actively involved in the day-to-day operations.

Committee Member Independence Assessment

Our Board has determined that each member of our Audit Committee, Compensation Committee and Governance Committee qualifies as independent under the requirements of applicable law and the New York Stock Exchange’s listing standards.

Board Refreshment

Our Governance Committee periodically reviews current director tenure, including whether any vacancies are expected on our Board due to retirement or otherwise, and assesses the composition of our Board by reviewing our directors’

MASCO 2020	PART I - CORPORATE GOVERNANCE

skills and expertise. Our Board completes a director skills exercise from time to time to provide our Governance Committee insight into our Board’s composition. The Committee uses this information to evaluate the skills and experience represented on our Board and to identify anticipated skills and experience that would be valuable in the future to best support our Company’s strategic objectives.

Director Refreshment

In 2017, our Governance Committee and Board focused on director candidate recruitment, which resulted in the appointment of two independent directors, Ms. Marie Ffolkes and Mr. Charles Stevens. Ms. Ffolkes and Mr. Stevens have particular strengths in the areas of finance and accounting, risk management, global operations, mergers and acquisitions, talent management and marketing and brand management. We believe the addition of these two directors, combined with our directors who have experience with us, provides a desirable balance of deep, historical understanding of our Company and new perspectives, resulting in strong guidance and oversight to our executive management team.

Board Membership and Composition

Board Membership

Our Governance Committee believes that directors should possess exemplary personal and professional reputations, reflecting high ethical standards and values. The expertise and experience of directors should provide a source of strategic oversight, advice and guidance to our management. A director’s judgment should demonstrate an inquisitive and independent perspective with intelligence and practical wisdom. Directors should be free of any significant business relationships which would result in a potential conflict in judgment between our interests and the interests of those with whom we do business. Each director should be committed to serving on our Board for an extended period of time and to devoting sufficient time to carry out the director’s duties and responsibilities in an effective manner for the benefit of our stockholders. Our Governance Committee also considers additional criteria adopted by our Board for director nominees and the independence, financial literacy and financial expertise standards required by applicable law and by the New York Stock Exchange.

Board Composition

Neither our Board nor our Governance Committee has adopted a formal Board diversity policy. However, as part of its assessment of board composition and evaluation of potential director candidates, our Governance Committee considers whether our directors hold diverse viewpoints, professional experiences, education and other skills and attributes that are necessary to enhance our Board’s effectiveness. In addition, our Governance Committee believes that it is desirable for directors to possess diverse characteristics of gender, race, national origin, ethnicity and age, and considers such factors in its evaluation of candidates for board membership.

Director Candidate Recommendations

The Governance Committee uses a number of sources to identify and evaluate director nominees. It is the Governance Committee’s policy to consider director candidates recommended by stockholders. All Board candidates, including those recommended by stockholders, are evaluated against the criteria described above. Stockholders wishing to have the Governance Committee consider a candidate should submit the candidate’s name and pertinent background information to our Secretary at the address stated below in “Communications with our Board of Directors.” Stockholders who wish to nominate director candidates for election to our Board should follow the procedures set forth in our Certificate of Incorporation and Bylaws. For a summary of these procedures, see “2021 Annual Meeting of Stockholders.”

PART I - CORPORATE GOVERNANCE	MASCO 2020

Board Self-Evaluation

Our Governance Committee Chair, who is also the Chair of our Board, is responsible for the oversight of our Board’s annual self-evaluation process, including establishing evaluation criteria and reporting to the Board on the process and results of the evaluation and any recommendations for proposed changes.

Our Board’s self-evaluation process includes the following components:

Survey

Each year our Board undertakes an anonymous self-evaluation to assess its performance. The directors provide feedback on:

• the Board’s role and effectiveness;

• composition of the Board;

• Board meetings and materials; and

• the Board’s interaction with management.

Individual Discussions

In 2019, our Governance Committee reviewed our Board’s self-evaluation process and determined to enhance the process to include one-on-one discussions between each individual director and the Chair of our Board.

Board Summary	A summary of the self-evaluation results is provided to the full Board.

Consider Feedback	Director feedback provided through the self-evaluation process is considered and Board policies and practices are updated as appropriate.

MASCO 2020	PART I - CORPORATE GOVERNANCE

Risk Oversight

Our Board has a thorough approach to the oversight of our risk management practices, both directly and through its committees. Our Board exercises its risk oversight through review and discussion of comprehensive analyses prepared by management on material risks facing us and related mitigating activities; updates regarding these risks are presented at Board meetings throughout the year, as necessary.

Key risk oversight activities of our Board include:

Strategic risk

•   Each year our Board holds a strategy session in which management and our directors engage in a discussion of the execution of our current strategic objectives and the development of our long-term strategy.

•   In 2019, our Board’s strategy session included a presentation from an investment bank and a housing industry expert that provided our directors with an external perspective of our Company and our industry.

Financial and operational risk

•   Each year our Board and management discuss our enterprise risk management profile, including the financial and operational risks material to us, and the activities we are pursuing to mitigate those risks.

•   During the year, our directors discuss with management our financial performance and the opportunities and risks in achieving our annual and long-term operating plans.

•   During the year, our directors discuss with certain of our business unit general managers their business and industry, the strategic objectives of the business unit and the risks that may impact the achievement of those strategic objectives. In 2019, our directors visited our Hansgrohe facilities in Germany to observe operations and meet with Hansgrohe’s management team.

•   In 2019, our directors discussed cybersecurity risks and mitigation initiatives with management.

Legal, regulatory, ethics and compliance risk	• Each year our Board and management discuss an analysis of material legal, regulatory and ethics and compliance risk areas and the activities we are pursuing to mitigate those risks areas.

Our Board has delegated certain responsibilities for risk oversight to our Audit and Compensation Committees, as follows:

Key Risk Oversight Responsibilities of our Audit Committee	Key Risk Oversight Responsibilities of our Compensation Committee

• Financial reporting • Internal controls over financial reporting • Legal and regulatory compliance • Ethics and compliance program	• Executive compensation programs and policies • CEO and executive management succession planning

For more information on the risk oversight activities of our Audit and Compensation Committees, see the “Committees of our Board of Directors” section.

PART I - CORPORATE GOVERNANCE	MASCO 2020

Board Meetings and Attendance

Board Meetings

Our Board held eight meetings in 2019, one of which focused primarily on reviewing our current strategic objectives and the development of our long-term strategy with management. In addition to the Board meetings at our corporate headquarters, in 2019 our directors visited Hansgrohe’s headquarters and production and research and development facilities to observe operations and meet with Hansgrohe’s management team.

Meeting Attendance

Each director attended at least 75% of our Board meetings and applicable committee meetings that were held in 2019. It is our policy to encourage directors to attend our Annual Meeting of Stockholders, and all of our directors attended our 2019 Annual Meeting.

Executive Sessions

Our non-employee directors frequently meet in executive session without management, and the independent directors meet separately at least once per year. Mr. Losh, as the Chair of our Board, presides over these executive sessions.

Communications with our Board of Directors

If you are interested in contacting the Chair of our Board, an individual director, our Board as a group, our independent directors as a group, or a specific Board committee, you may send a communication, specifying the individual or group you wish to contact, in care of: Kenneth G. Cole, Secretary, Masco Corporation, 17450 College Parkway, Livonia, Michigan 48152.

MASCO 2020	PART I - CORPORATE GOVERNANCE

COMMITTEES OF OUR BOARD OF DIRECTORS

The standing committees of our Board are the Audit Committee, the Compensation Committee and the Governance Committee. These committees function pursuant to written charters adopted by our Board. The committee charters, as well as our Corporate Governance Guidelines and our Code of Ethics, are posted on our website at www.masco.com and are available to you in print from our website or upon request.

Audit Committee

Lisa A. Payne Chair	Mark R. Alexander	Marie A. Ffolkes	Christopher A. O’Herlihy	Donald R. Parfet	John C. Plant	Charles K. Stevens	Reginald M. Turner

5 meetings in 2019

All members are independent and financially literate

Ms. Payne and Ms. Ffolkes and Messrs. Alexander, O’Herlihy, Parfet, Plant and Stevens qualify as “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K

Audit Committee responsibilities include assisting the Board in its oversight of the following:

• the integrity of our financial statements

• the effectiveness of our internal controls over financial reporting

• the qualifications, independence and performance of our independent auditors

• the performance of our internal audit function

• the compliance with legal and regulatory requirements, including our employees’ and directors’ compliance with our Code of Ethics

In addition, our Audit Committee reviews and discusses with management certain key financial and non-financial risks.

Audit Committee key activities in 2019:

•  reviewed and approved our 2018 Form 10-K

•  reviewed our Form 10-Qs filed in 2019

•  discussed with management quarterly updates on our internal controls over financial reporting

•  reviewed the performance of our internal and independent auditors

•  reviewed the results of an external quality assessment of our internal audit department that was performed in accordance with the requirements of the Institute of Internal Auditors

•  reviewed and discussed with PwC the carve-out audits of our windows and cabinetry businesses in connection with our divestitures of those businesses

•  reviewed with management quarterly updates on ethics hotline matters

•  discussed with management certain risk management matters

•  discussed with management an update on our Ethics and Compliance Program

•  reviewed and approved our independent auditor’s 2020 integrated audit plan and service fees

•  reviewed and approved our 2020 internal audit annual operating plan

PART I - CORPORATE GOVERNANCE	MASCO 2020

Organization and Compensation Committee

Donald R. Parfet Chair	Marie A. Ffolkes	J. Michael Losh	Christopher A. O’Herlihy	Lisa A. Payne

7 meetings in 2019

All members are independent

Our Compensation Committee is responsible for the following:

• the oversight of our executive compensation programs

• determining the goals and objectives applicable to the compensation of our CEO and evaluating our CEO’s performance in light of those goals

• reviewing our executive succession plan, including periodically reviewing our CEO’s evaluation and recommendation of a potential successor

• determining and administering equity awards granted under our stock incentive plan

• reviewing and establishing our peer group

In addition, our Compensation Committee evaluates risks arising from our compensation policies and practices and has determined that such risks are not reasonably likely to have a material adverse effect on us. Our executive officers and other members of management report to the Compensation Committee on executive compensation programs at our business units to assess whether these programs or practices expose us to excessive risk.

Compensation Committee key activities in 2019:

• reviewed and approved the incentive compensation for 2018 paid to our executive officers

• reviewed the alignment of our business strategy with the current incentive compensation structure for our executive officers

• established the 2019 performance metrics and goals for our 2019 Annual Incentive Program and 2019-2021 Long-Term Incentive Plan

• reviewed with management a pay-for-performance analysis of our CEO’s compensation as compared to our peer group

• discussed with management an organization and talent update and our talent strategy, including an update on our diversity and inclusion initiative

• reviewed and approved compensation arrangements related to the divestitures of our windows and cabinetry businesses

• discussed with management our CEO evaluation process

• reviewed with management our 2019 shareholder engagement activities

• reviewed and recommended to our Board updates to our Compensation Committee Charter

MASCO 2020	PART I - CORPORATE GOVERNANCE

Corporate Governance and Nominating Committee

J. Michael Losh Chair	Mark R. Alexander	John C. Plant	Charles K. Stevens	Reginald M. Turner

3 meetings in 2019

All members are independent

Our Governance Committee is responsible for the following:

• advising our Board on the governance structure and conduct of our Board

• developing and recommending to our Board appropriate corporate governance guidelines and policies

• Board succession planning, including reviewing our Board’s structure and composition and the tenure of our directors

• reviewing the independence of our directors

• identifying and recommending qualified individuals for nomination and re-nomination to our Board

• recommending directors for appointment and re-appointment to Board committees

• reviewing and recommending to the Board our director compensation

Governance Committee key activities in 2019:

• reviewed and evaluated the composition of the Board and committees

• reviewed the results of our Board’s skills survey and 2019 self-evaluation

• reviewed and recommended to our Board updates to our Corporate Governance Guidelines and Governance Committee Charter

• reviewed our Board’s self-evaluation process for potential enhancements

• discussed with management significant governance trends

• reviewed with management a report on our 2019 shareholder engagement activities

• reviewed 2019 corporate and political contributions in accordance with our Political Contributions Policy

PART I - CORPORATE GOVERNANCE	MASCO 2020

DIRECTOR COMPENSATION PROGRAM

Our non-employee directors receive the following compensation for service on our Board:

Compensation Element	Amount

Annual Cash Retainer	$130,000

Annual Equity Retainer (a)	Restricted stock units with a value of $140,000 that vest in three equal installments over three years

Annual Chair of the Board Cash Retainer	$200,000

Annual Committee Chair Cash Retainer (b)	$22,000 for the Audit Committee $20,000 for the Compensation Committee $15,000 for the Governance Committee

Meeting Fee (c)	None

Stock Retention Guideline	Directors must retain at least 50% of the equity they receive from us until their service as a director concludes

Annual Equity Retainer (row a): In 2019, the annual equity retainer was paid in the form of restricted stock granted under our Non-Employee Director Equity Program. Beginning in 2020, the annual equity retainer will be paid in the form of restricted stock units granted under our Non-Employee Directors Equity Program. Our Non-Employee Director Equity Program imposes a limit on the amount of equity a director may receive during a year of the greater of 25,000 restricted stock units or equity with a grant date value of $500,000.

Annual Governance Committee Chair Cash Retainer (row b): The Governance Committee Chair retainer is not paid if the director who chairs that committee also serves as the Chair of our Board. Currently Mr. Losh serves as both the Chair of our Board and our Governance Committee Chair, so he does not receive the Governance Committee Chair retainer.

Meeting Fee (row c): Our Board may approve the payment of meeting fees to directors serving on three or more standing committees or serving as members of a special committee constituted by our Board. No such fees were paid for 2019.

Other Compensation

Our non-employee directors may also receive the following benefits, which are available to all of our employees:

•

Matching gifts program under which we will match up to $5,000 of a director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Non-employee directors may participate in the matching gifts program until December 31 of the year in which their services as a director ends.

•	Employee purchase program under which a director may obtain rebates on certain of our products purchased for their personal use.

In addition, if space is available, a director’s spouse is permitted to accompany a director who travels on Company aircraft to attend Board or committee meetings.

Annual Review of our Director Compensation Program

Our Governance Committee reviews our director compensation program annually, including reviewing an analysis of the competitiveness of the program, and recommends any changes to our Board. The Committee determined to make no changes to our director compensation program in 2019.

MASCO 2020	PART I - CORPORATE GOVERNANCE

DIRECTOR COMPENSATION TABLE

The following table reflects 2019 compensation paid to our directors, other than Mr. Allman, who is also a Company employee and receives no additional compensation for his service as a director.

2019 Director Compensation

Name	Cash Fees Earned ($)	Restricted Stock Awards ($) (a)	All Other Compensation ($) (b)	Total ($)

Mark R. Alexander	130,000	139,999	—	269,999

Marie A. Ffolkes	130,000	139,999	—	269,999

J. Michael Losh	330,000	139,999	5,000	474,999

Richard A. Manoogian	130,000	139,999	—	269,999

Christopher A. O’Herlihy	130,000	139,999	5,000	274,999

Donald R. Parfet	150,000	139,999	5,000	294,999

Lisa A. Payne	152,000	139,999	5,000	296,999

John C. Plant	130,000	139,999	—	269,999

Charles K. Stevens	130,000	139,999	—	269,999

Reginald M. Turner	130,000	139,999	—	269,999

Restricted Stock Awards (column a): In May 2019, we granted 3,690 shares of restricted stock to each non-employee director. The amounts reported in this column reflect the aggregate grant date fair value of the shares, calculated in accordance with accounting guidance. Directors realize the value of restricted stock awards over time because the vesting of awards occurs pro rata over three years, and one-half of these shares must be retained until completion of their service on our Board.

All Other Compensation (column b): The amounts reported in this column reflect our contributions in 2019 to eligible tax-exempt organizations under our matching gifts program, as described above, for which directors receive no direct financial benefit.

Unvested Restricted Stock: The following table reports the aggregate number of shares of unvested restricted stock held on December 31, 2019 by each non-employee director who was serving on that date.

Director	Unvested Restricted Stock (#)

Mark R. Alexander	7,333

Marie A. Ffolkes	7,603

J. Michael Losh	7,333

Richard A. Manoogian	7,333

Christopher A. O’Herlihy	7,333

Donald R. Parfet	7,333

Lisa A. Payne	7,333

John C. Plant	7,333

Charles K. Stevens	6,656

Reginald M. Turner	7,333

PART I - CORPORATE GOVERNANCE	MASCO 2020

RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted a Related Person Transaction Policy that requires our Board or a committee of independent directors to approve or ratify any transaction involving us in which any director, director nominee, executive officer, 5% beneficial owner or any of his or her immediate family members has a direct or indirect material interest.

Related Persons Transaction Policy

Our policy covers:

•	financial transactions and arrangements, or any series of similar transactions;

•	indebtedness and guarantees of indebtedness; and

•	transactions involving employment.

Our policy excludes transactions determined by our Board not to involve a material interest of the related person, such as:

•	ordinary course of business transactions of $120,000 or less;

•	transactions in which the related person’s interest is derived from service as a director of another entity or ownership of less than 10% of another entity’s stock; and

•

transactions in which the related person’s interest is derived from service as a director, trustee or officer of a not-for-profit organization or charity that receives donations from us, which are made in accordance with our matching gifts program.

Assessing Related Person Transactions

Our policy requires directors, director nominees and executive officers to provide prompt written notice to our Secretary of any related transaction so it can be reviewed by our Governance Committee. If our Governance Committee determines that the related person has a direct or indirect material interest in the transaction, it will consider all relevant information to assess whether the transaction is in, or not inconsistent with, our best interests and the best interests of our stockholders. Our Governance Committee annually reviews previously-approved ongoing related transactions to determine whether the transactions should continue.

Related Persons Transactions for 2019

There have been no new transactions since January 1, 2019 required to be described in this proxy statement.

On-Going Related Person Transactions

Our Governance Committee previously approved the on-going related transaction described below.

Transactions with Mr. Richard A. Manoogian in 2019

In accordance with the terms of our 2009 agreement with Mr. Manoogian, who transitioned to Chairman Emeritus in 2012, in 2019 we provided him with an administrative assistant for his personal use and a subscription allowance, which together aggregated approximately $152,000. We also charged Mr. Manoogian the incremental cost for his use of our aircraft (with prior approval from our CEO), which was approximately $32,350.

MASCO 2020	PART I - CORPORATE GOVERNANCE

PROPOSAL 1: ELECTION OF CLASS II DIRECTOR NOMINEES

The term of office of our Class II Directors, who are Keith J. Allman, J. Michael Losh, Christopher A. O’Herlihy and Charles K. Stevens, III, expires at this meeting.

Our Board proposes the re-election of Messrs. Allman, Losh, O’Herlihy and Stevens to serve as Class II Directors. The term of the Class II Directors elected at this Annual Meeting will expire at the Annual Meeting of Stockholders in 2023, or when their respective successors are elected and qualified.

Our Board expects that the persons named as proxy holders on the proxy card will vote the shares represented by each proxy for the election of each director nominee unless a contrary direction is given. If, prior to the meeting, a nominee is unable or unwilling to serve as a director, which our Board does not expect, the proxy holders may vote for an alternate nominee recommended by our Board, or our Board may reduce its size.

Information regarding each of our director nominees can be found above in “Director Nominees for Class II.”

Our Board recommends a vote FOR the election to our Board of Directors of each of the following Class II Director nominees:

Name	Age	Director Since	Occupation

Keith J. Allman	57	2014	Our President and Chief Executive Officer, since 2014

J. Michael Losh	73	2003	Retired Chief Financial Officer and Executive Vice President of General Motors Corporation, a global automotive company

Christopher A. O’Herlihy	56	2013	Vice Chairman of Illinois Tool Works Inc., a global diversified industrial manufacturer of specialized industrial equipment, consumables, and related service businesses, since 2015

Charles K. Stevens, III	60	2018	Retired Executive Vice President and Chief Financial Officer of General Motors Company, a global automotive company

The affirmative vote of a majority of the votes cast by shares is required for the election of directors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the outcome of the election.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2020

COMPENSATION DISCUSSION AND ANALYSIS SUMMARY

Our executive compensation programs are designed to promote the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our strategic business objectives and drive stockholder value. We believe that our financial performance and the creation of long-term stockholder value should impact a significant portion of our executive officers’ compensation. Our Compensation Committee oversees our compensation programs and the compensation paid to our executive officers.

OUR 2019 FINANCIAL PERFORMANCE AND PERFORMANCE COMPENSATION PROGRAMS

Our continuing operations delivered sales and operating profit growth in 2019. Our reported annual sales increased 1% to $6.7 billion and our annual operating profit increased 1% to $1.1 billion, despite the challenges of higher input costs for many of our products and slower growth in our overall end markets. Based on our financial performance in 2019, our executive officers earned incentive compensation under our performance-based compensation programs, which include:

•	An annual performance program under which we pay cash bonuses and grant restricted stock units to our executive officers if we meet annual performance goals; and

•	A Long-Term Incentive Program (“LTIP”) under which our executive officers earn a stock award if we meet performance goals over a three-year period.

OUR EXECUTIVE OFFICERS’ PERFORMANCE-BASED TARGET COMPENSATION

Our target compensation mix for our CEO and our other executive officers reflects our emphasis on long-term, performance-based compensation that incentivizes our executive officers to make strategic decisions that will strengthen our business and create long-term value for our stockholders. In 2019, 87% of our CEO’s target compensation and 75% of our other executive officers’ target compensation was performance-based, as shown in the graphs below.

MASCO 2020	PART II - COMPENSATION DISCUSSION AND ANALYSIS

PERFORMANCE COMPENSATION WE PAID IN 2019

2019 ANNUAL PERFORMANCE PROGRAM				2017-2019 LTIP

Performance Metric	Target	Performance (as adjusted)	Weighted Performance Percentage	Performance Metric	Target	Performance (as adjusted)	Performance Percentage
Operating Profit (in millions)	$1,281	$1,263		Return on Invested Capital	14.0%	15.7%	134%
Working Capital as a Percent of Sales	15.6%	15.8%	77%

•

See “Our 2019 Annual Performance Program” and “Our Long-Term Incentive Program” below for a description of our calculation of operating profit, working capital as a percent of sales and ROIC performance.

Based on this performance, our executive officers earned the following compensation under our 2019 annual performance program and 2017-2019 LTIP:

Name	Cash Bonus ($)	Restricted Stock Unit Award ($)	2017-2019 LTIP-Stock Earned ($)	Total ($)

Keith J. Allman	1,429,000	1,587,977	3,390,180	6,407,157

John G. Sznewajs	418,600	418,739	973,611	1,810,950

Joseph B. Gross	297,400	297,538	635,123	1,230,061

Richard A. O’Reagan	327,900	327,957	734,035	1,389,892

Jai Shah	303,200	303,241	512,338	1,118,779

OTHER PERFORMANCE COMPENSATION WE PAID IN 2019

We grant stock options annually to our executive officers to align their long-term interests with those of our stockholders by reinforcing the goal of long-term share price appreciation. These stock options will provide value to our executive officers only if the price of our common stock increases above the option exercise price. In 2019, our Compensation Committee awarded to our executive officers the following stock options that vest ratably over five years:

Name	Stock Options Awarded (#)	Option Exercise Price ($ per share)	Value of Stock Options Awarded ($)

Keith J. Allman	227,240	35.52	2,001,507

John G. Sznewajs	62,430	35.52	549,877

Joseph B. Gross	42,570	35.52	374,952

Richard A. O’Reagan	46,940	35.52	413,443

Jai Shah	44,700	35.52	393,713

•	The value of the stock options awarded is the aggregate grant date fair value of stock options, calculated in accordance with accounting guidance.

OUR COMPENSATION PROGRAM HIGHLIGHTS

Our compensation practices include:

✓

Long-Term Incentives—Our compensation programs are weighted toward long-term incentives. We give approximately equal weight to restricted stock units, stock options and our three-year incentive program. In 2017, we modified our three-year incentive program by replacing the cash award with performance-based restricted stock units (“PRSUs”).

✓

Performance-Based Annual Restricted Stock Units—Our annual grant of restricted stock units is based on our executive officers’ target opportunity and the achievement of our performance goals under our annual performance program.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2020

✓	Long-Term Performance Program—A significant portion of our executive officers’ compensation opportunity is based on the achievement of a three-year performance goal.

✓

Clawback Policy—If we restate our financial statements, other than as a result of changes to accounting rules or regulations, our clawback policy allows us to recover incentive compensation paid to our executives in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

✓

Stock Ownership Requirements—We have minimum stock ownership requirements for our executive officers, including requiring our CEO to own stock valued at six times his base salary. As of December 31, 2019, each of our executive officers met his or her stock ownership requirement.

✓	Double-Trigger Vesting—We have double-trigger vesting of equity on a change in control.

✓	Tally Sheets and Risk Analysis—Our Compensation Committee uses tally sheets, and oversees a risk assessment to evaluate whether our compensation programs present undue risk to us.

✓

Competitive Analysis—On an annual basis, our Compensation Committee reviews a market analysis of executive compensation paid by our peer companies and published survey data for comparably-sized companies.

✓	Limited Perquisites—We provide limited perquisites to our executive officers.

Our compensation practices do not include:

×	Excise Tax Gross-Ups—We eliminated the excise tax gross-up feature on all of the equity grants made since 2012.

×	Hedging or Pledging—Our policy prohibits executives and directors from hedging our stock and from making future pledges of our stock.

×	Employment Agreements—We have no change in control agreements or employment agreements providing for severance payments with our executive officers.

×	Option Repricing—Our equity plan prohibits the repricing of options without stockholder approval.

STOCKHOLDER ENGAGEMENT

At our 2019 Annual Meeting, 95% of the votes cast on our say-on-pay proposal approved the compensation we paid to our executive officers. Although the say-on-pay vote is advisory and non-binding, our Compensation Committee believes this approval percentage indicates strong support for our continued efforts to enhance our pay-for-performance practices, and our Compensation Committee concluded that our stockholders endorse our current executive compensation programs and policies.

In 2019, we continued our robust stockholder engagement program and requested the opportunity to engage with stockholders holding approximately 50% of our outstanding shares. We provide reports on the stockholder feedback we receive to our Compensation Committee and Governance Committee.

MASCO 2020	PART II - COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DECISIONS IN 2019

Our 2019 Financial Performance

Our continuing operations delivered solid financial results in 2019 despite the challenges of higher input costs for many of our products and slower growth in our overall end markets. Our reported sales for the full year increased 1% to $6.7 billion. This sales growth was largely driven by our successful pricing actions as we mitigated the impact of the imposition of tariffs. Operating profit for the full year increased by 1% to $1.1 billion and our earnings per share from continuing operations grew 7% to $2.20 per share.

In addition, we executed and delivered on our strategy to become a more stable, less cyclical and higher return building products company through the divestitures of our windows businesses in November 2019 and our cabinetry business, which closed in February 2020. Lastly, we continued to implement our balanced capital allocation strategy by repurchasing $896 million of our stock, increasing our annual dividend for the sixth year in a row and reducing our debt by $201 million.

How We Performed Against our Performance Compensation Goals

Our 2019 annual performance program was based on operating profit and working capital as a percent of sales metrics. We did not achieve our target for either metric, which resulted in an overall performance percentage of 77%. Consistent with our commitment to pay for performance, our executive officers earned cash bonuses and awards of restricted stock units based on this achievement (see “Our 2019 Annual Performance Program” below).

Our LTIP for the three-year performance period of 2017 to 2019 was based on a return on invested capital (“ROIC”) metric, and we steadily improved our ROIC year-over-year during that period. Our adjusted ROIC in 2017, 2018 and 2019 was 15.3%, 15.6% and 16.2% respectively, for an average adjusted ROIC of 15.7% over the three-year performance period. This level of performance exceeded the target ROIC goal for this program, and we achieved a performance percentage of 134% (see “Our Long-Term Incentive Program” below).

Our 2019 Annual Performance Program

Program Opportunities

We provide annual performance-based cash bonus and restricted stock unit opportunities to our executive officers to incentivize them to achieve rigorous annual performance goals, our strategic business objectives and to align our executive officers’ interests with those of our stockholders.

Our Compensation Committee establishes the cash bonus and restricted stock unit opportunities available to each executive officer as a percentage of the officer’s annual base salary. Under our annual performance program, if the threshold goal is not achieved, our executive officers do not earn a payout. If the maximum goal is exceeded, the payout percentage is capped at 200% of the target opportunity.

Our executive officers had the following target opportunities in 2019 under our annual performance program:

	Target Opportunity for Cash Bonus as a % of Annual Base Salary	Target Opportunity for Restricted Stock Units as a % of Annual Base Salary

Keith J. Allman	150%	167%

John G. Sznewajs	75%	75%

Joseph B. Gross	75%	75%

Richard A. O’Reagan	75%	75%

Jai Shah	75%	75%

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2020

Performance Metrics

Our Compensation Committee selected operating profit and working capital as a percent of sales metrics for our 2019 annual performance program because it believed that improvement in these metrics would continue to reinforce our executive officers’ focus on long-term growth and capital efficiency and drive stockholder value. These metrics are easily derived from our audited financial statements, which our Compensation Committee believes provides transparency both for our stockholders (as requested from stockholders when we sought feedback) and our executive officers. Our Compensation Committee gave a 75% weighting to the operating profit metric and a 25% weighting to the working capital as a percent of sales metric.

Program Targets and Achievement

In setting our performance targets, our Compensation Committee reviews our operating profit forecast for the year, taking into account general economic and industry conditions. In establishing the 2019 performance targets, it was expected we would experience slower consumer demand, as well as higher input costs for many of our products due to increasing tariffs and general commodity inflation.

In 2019, we achieved 82% of our operating profit target and 60% of our working capital as a percent of sales target. After weighting the operating profit metric at 75% and the working capital as a percent of sales metric at 25%, our performance percentage for the 2019 annual performance program was 77% of target.

Performance Metric	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)	Percentage Attained		Weighting		Performance Percentage

Operating Profit (in millions)	$1,221	$1,281	$1,381	82%	×	75%	=	62%

Working Capital as a Percent of Sales	15.9%	15.6%	15.1%	60%	×	25%	=	15%
Performance Percentage								77%

To calculate achievement of our operating profit performance target, we adjusted our 2019 reported operating profit from continuing operations of $1,088 million to include the operating profit of our windows and cabinetry businesses which we reported as discontinued operations ($130 million) and to exclude the effects of expense recognized due to restructuring and rationalization charges ($19 million), intangible asset impairment charges ($16 million) and other unusual non-recurring net gains and losses ($10 million). Our operating profit for purposes of the annual performance program was $1,263 million.

To determine achievement of our working capital as a percent of sales performance target, we define working capital as a percent of sales as a twelve-month average of our reported accounts receivable and inventories, less accounts payable, divided by our reported sales for the year. For 2019, the inputs to our calculation included amounts related to our divested businesses for the months which we owned those businesses. Our working capital as a percent of sales was 15.8%.

MASCO 2020	PART II - COMPENSATION DISCUSSION AND ANALYSIS

Compensation Paid Under the 2019 Program

We calculated the actual cash bonuses to be paid and restricted stock units to be granted to our executive officers under the 2019 annual performance program by multiplying the target opportunities for each executive officer by the 77% performance percentage achieved and multiplying that result by each executive officer’s base salary as of December 31, 2019, as follows:

Name	Target Opportunity		Performance Percentage		Base Salary ($)		Amount of Cash Bonus ($)	Value of Restricted Stock Unit Award ($) (a)	Total 2019 Annual Performance Compensation ($)

Keith J. Allman (cash bonus)	150%	×	77%	×	1,237,236	=	1,429,000		1,429,000

Keith J. Allman (restricted stock unit award)	167%	x	77%	x	1,237,236	=		1,587,977	1,587,977

Keith J. Allman (total)									3,016,977

John G. Sznewajs	75%	×	77%	×	724,811	=	418,600	418,739	837,339

Joseph B. Gross	75%	×	77%	×	515,000	=	297,400	297,538	594,938

Richard A. O’Reagan	75%	×	77%	×	567,839	=	327,900	327,957	655,857

Jai Shah	75%	×	77%	×	525,000	=	303,200	303,241	606,441

Value of Restricted Stock Unit Award (column a): The number of restricted stock units granted is determined by dividing the value of the restricted stock unit award by the closing price of our common stock on the grant date and rounding to the nearest ten shares. The amount reflected in this column is the value of the restricted stock units granted. These restricted stock units vest in equal installments over three years following the grant date, so our executive officers do not realize the value of these awards until they vest.

Our Long-Term Incentive Program

Program Opportunities

Our Compensation Committee believes a long-term incentive program provides a meaningful incentive for our executive officers to achieve long-term growth and profitability. Under our LTIP, PRSUs are granted to our executive officers at the beginning of each three-year performance period. This grant of PRSUs entitles our executive officers to receive shares of our stock to the extent they achieve at least the threshold performance goal over the three-year period. If the threshold goal is not achieved, our executive officers do not earn a payout. If the maximum goal is exceeded, the payout percentage is capped at 200% of the target opportunity.

Our Compensation Committee establishes the LTIP opportunity available to each executive officer as a percent of the executive officer’s annual base salary at the beginning of each three-year performance period. Our executive officers had the following LTIP target opportunities under the 2017-2019 LTIP:

Name	Target Opportunity Under 2017-2019 LTIP as a % of Annual Base Salary

Keith J. Allman	150%

John G. Sznewajs	75%

Joseph B. Gross	75%

Richard A. O’Reagan	75%

Jai Shah	65%

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2020

Performance Metric

Our Compensation Committee chose the ROIC performance metric because ROIC reinforces our executive officers’ focus on capital efficiency and consistent return on capital and encourages our executive officers to make new, profitable investments. Additionally, our stockholders continue to provide us feedback that ROIC is a measure of importance in their assessment of our long-term stockholder value.

Program Targets and Achievement

Our Compensation Committee established the following ROIC goals and corresponding payout percentages for the 2017-2019, 2018-2020 and 2019-2021 LTIP performance periods. These performance goals are consistent with our long-range business plan and require a high level of performance to achieve:

	Three-Year Average ROIC

	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)

2017-2019 LTIP Performance Period	11.0%	14.0%	19.0%

2018-2020 LTIP Performance Period (a)	15.0%	16.5%	19.0%

2019-2021 LTIP Performance Period	16.0%	17.5%	20.0%

row (a): In March 2020, our Compensation Committee determined it was appropriate to adjust the ROIC targets for the 2018-2020 performance period to reflect the change in our business as a result of the divestitures of our windows and cabinetry businesses.

From 2017 to 2019, we steadily improved our ROIC each year through our improved operating profit performance, cost mitigation and market share gains. As a result, we achieved adjusted ROIC of 15.3% in 2017, 15.6% in 2018 and 16.2% in 2019. Under the LTIP, we use the annual ROIC performance averaged over a three-year period to determine the award amount. Our average adjusted ROIC was 15.7% for the 2017-2019 performance period, resulting in a performance percentage of 134% (as noted in the box below).

Performance Metric	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)	Performance Percentage

Return on Invested Capital	11.0%	14.0%	19.0%	134%

Under the LTIP, we define ROIC as after-tax operating profit from continuing operations adjusted to exclude the effect of special charges and certain other non-recurring income and expenses, divided by adjusted invested capital. Adjusted invested capital includes shareholders’ equity, which we adjust to add back the cumulative after-tax impact of goodwill and intangible asset impairment charges and to exclude the impact of certain non-operating income and expenses and the effects of special charges, plus short-term and long-term debt minus cash.

For the calculation of ROIC for the 2017-2019 performance period, cash was adjusted for the cash outflow related to the Kichler Lighting and Mercury Plastics acquisitions ($638 million) and the cash proceeds related to our divestiture of our Milgard windows business (less the proceeds used for share repurchases and debt reduction) ($65 million), as these transactions were not anticipated at the time the ROIC goals were established. In addition, debt was adjusted for our debt reduction in 2019 ($201 million). Our Compensation Committee believes that these adjustments are important to reflect our actual investment at the time we invested in our current businesses.

MASCO 2020	PART II - COMPENSATION DISCUSSION AND ANALYSIS

The following shows our ROIC in 2017, 2018 and 2019 taking these adjustments into account:

	ROIC As Reported	ROIC As Adjusted Under LTIP

2017	36.9%	15.3%

2018	35.7%	15.6%

2019	35.7%	16.2%

2017-2019 Three-Year Average		15.7%

Compensation Paid Under the 2017-2019 LTIP

The following table reflects the PRSUs granted to our executive officers at the beginning of the 2017-2019 three-year performance period, and the amount of stock earned by our executive officers at the end of the three-year period under the 2017-2019 LTIP. We calculated the amount earned by multiplying the number of PRSUs granted to each executive officer at the beginning of the three-year performance period by 134%, the performance percentage achieved. Based on SEC rules, this component of our executive’s compensation was reflected in our 2017 Summary Compensation Table, the year in which the PRSUs were granted under the 2017-2019 LTIP, assuming the target award would be earned at the end of the three-year period.

Name	2017-2019 LTIP PRSU Grant		Payout Percentage		2017-2019 LTIP- Stock Earned (#)	2017-2019 LTIP- Stock Earned ($)

Keith J. Allman	51,080	×	134%	=	68,447	3,390,180

John G. Sznewajs	14,670	×	134%	=	19,657	973,611

Joseph B. Gross	9,570	×	134%	=	12,823	635,123

Richard A. O’Reagan	11,060	×	134%	=	14,820	734,035

Jai Shah	7,720	×	134%	=	10,344	512,338

PRSUs Granted Under the 2019-2021 LTIP

The following table reflects the PRSUs granted to our executive officers under the 2019-2021 LTIP. The amounts reflected in the PRSU Grant column are based upon the number of PRSUs granted on March 21, 2019, which we valued at $39.11 per share, the closing price of our stock on the day of the grant, and assuming the target award would be earned at the end of the three-year performance period. The actual number of shares of stock awarded, if any, will be determined after the three-year performance period concludes on December 31, 2021.

Name	Target Opportunity		Base Salary as of 3/21/2019 ($)		Stock Price on 3/21/2019 ($)		2019-2021 LTIP PRSU Grant (#)

Keith J. Allman	167%	×	1,201,200	÷	39.11	=	51,190

John G. Sznewajs	75%	×	703,700	÷	39.11	=	13,490

Joseph B. Gross	75%	×	500,000	÷	39.11	=	9,590

Richard A. O’Reagan	75%	×	551,300	÷	39.11	=	10,570

Jai Shah	75%	×	525,000	÷	39.11	=	10,070

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2020

Stock Options Granted in 2019

We grant stock options annually to our executive officers. The value of the stock option grants approximates the equity target opportunity for each executive officer with respect to our annual performance program. Our Compensation Committee believes that stock options are an important component of our executive compensation program because they align our executive officers’ long-term interests with those of our stockholders by reinforcing the goal of long-term share price appreciation. In 2019, our Compensation Committee awarded to our executive officers the following stock options that vest in equal installments over five years:

Name	Stock Options Awarded (#)	Option Exercise Price ($)	Value of Stock Options Awarded ($) (b)

Keith J. Allman	227,240	35.52	2,001,507

John G. Sznewajs	62,430	35.52	549,877

Joseph B. Gross (a)	42,570	35.52	374,952

Richard A. O’Reagan	46,940	35.52	413,443

Jai Shah	44,700	35.52	393,713

Stock options awarded to Mr. Gross (row a): On June 18, 2019, we entered into an agreement with Mr. Gross in connection with his accepting responsibility to lead our windows and cabinetry businesses through the divestiture process. Under the agreement, and upon its execution date, the 42,570 stock options granted to Mr. Gross on February 7, 2019 (reflected in the table above) were cancelled in exchange for a restricted stock award of 10,560 shares. The value of the restricted stock granted to Mr. Gross is equal to the value of the stock options granted to Mr. Gross on February 7, 2019. The shares of restricted stock will vest in five equal installments of 20%.

Value of Stock Options Awarded (column b): This column shows the aggregate grant date fair value of the stock options awarded, calculated in accordance with accounting guidance.

Other Components of our Executive Compensation Program

Base Salary

We pay our executive officers a base salary to provide each of them with a minimum, base level of cash compensation. In determining the base salary adjustments for our executive officers, our Compensation Committee conducts a review with our CEO of the performance and contributions of our executive officers in the prior year and, in consultation with Semler Brossy, the Committee’s outside compensation consultant, considers market survey data in published executive compensation surveys for companies with annual revenues similar to ours and significant changes in the scope and complexity of the executive officer’s role.

Based on our Compensation Committee’s review and analysis, our Compensation Committee approved the following base salary increases in 2019:

Name	Previous Base Salary ($)	Salary Increase Percentage	Current Base Salary ($)

Keith J. Allman	1,201,200	3%	1,237,236

John G. Sznewajs	703,700	3%	724,811

Joseph B. Gross	500,000	3%	515,000

Richard A. O’Reagan	551,300	3%	567,839

Mr. Shah’s base salary was previously adjusted when he was promoted to the position of Group President in November 2018.

MASCO 2020	PART II - COMPENSATION DISCUSSION AND ANALYSIS

Perquisites and Other Compensation

We offer a limited number of perquisites to our executive officers, as follows:

•

Personal use of our Company aircraft, which we maintain for business purposes. Our Compensation Committee has evaluated our policies and valuation practices for such personal use, and our Board has requested that our CEO use our aircraft for both business and personal travel, with personal travel subject to prior approval by the Chair of our Board. We may occasionally permit other executive officers to use our aircraft for personal travel.

•	An estate and financial planning program to assist in financial planning and tax preparation. This program provides up to $10,000 per year.

•	Relocation benefits, which may include reimbursement for certain moving and temporary living expenses and incidental costs, and travel allowances.

Retirement Programs

We maintain the following defined contribution retirement plans for all of our employees, including our executive officers:

•	401(k) Savings Plan: Our 401(k) Savings Plan is a tax-qualified plan that includes a matching and profit sharing component, if applicable.

•

Benefits Restoration Plan (“BRP”): Our BRP enables all of our highly-compensated employees to obtain the full financial benefit of the 401(k) Savings Plan, notwithstanding various limitations imposed on the plan under the Internal Revenue Code (the “Code”).

Our executive officers may also be entitled to receive benefits under the following frozen defined benefit plans:

•	Masco Corporation Pension Plan;

•	BRP applicable to the Masco Corporation Pension Plan; and

•	Supplemental Executive Retirement Plan (“SERP”): Mr. Sznewajs is the only current executive officer eligible to receive benefits under the SERP.

In 2010, we froze accruals in all of the defined benefit plans offered to our U.S. employees. Consequently, the pension benefits ultimately payable to executive officers are essentially fixed, although Mr. Sznewajs’ vesting in the frozen accrued SERP benefit has continued. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he is age 55, or we experience a change in control (see “Payment Upon a Change in Control” below).

OUR EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

We Provide Long-Term Equity Incentives

We believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, awards of restricted stock units and stock options are important components of our executive officers’ compensation. Our equity awards are priced based on the closing price on the date of grant, unless the grant date occurs within ten days prior to the release of our financial results. In that event, the grant is effective at the end of the first trading day after the release of our financial results and priced based on the closing price of our common stock on that date. Beginning with grants made in 2020, and in line with competitive practice, our restricted stock units and stock options vest in equal installments over three years. Grants of restricted stock awards and stock options made prior to 2020 vest in equal installments over five years. The value our executive officers ultimately realize from equity awards depends on the long-term performance of our

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2020

common stock. Further, upon retirement, equity awards generally continue to vest over the remaining vesting period. Our executive officers understand that our performance will continue to impact them financially even after they retire, thereby reinforcing their focus on driving long-term stockholder value.

We Have a Long-Term Incentive Program

Through our stockholder engagement we learned that our stockholders strongly support a performance-based compensation program that measures performance over several years. Based on this feedback, in 2012, we implemented our long-term incentive program, which measures performance over a three-year period. For the 2019-2021 performance period we are measuring performance based on ROIC. As a result, a significant portion of our executive officers’ compensation opportunity is based on the achievement of a three-year performance goal.

In 2017, to further align our executives’ compensation with the interests of our stockholders, our Compensation Committee modified our long-term incentive program by replacing the cash award with PRSUs. Beginning in 2017, PRSUs are granted to our executive officers at the beginning of each three-year performance period under the LTIP. The grant of PRSUs may entitle our executive officers to receive shares of our stock if we achieve a performance goal over a three-year period.

We Can Clawback Incentive Compensation

If we restate our financial statements, other than as a result of changes to accounting rules or regulations, our Compensation Committee may clawback or recover from our executives incentive compensation that was paid or granted in the three-year period prior to the restatement, regardless of whether misconduct caused the restatement.

We Require Minimum Levels of Stock Ownership by Our Executives

We require minimum stock ownership for our executive officers to further reinforce the alignment of their long-term financial interests with the interests of our stockholders. This requirement ensures that our executive officers maintain a substantial investment in our common stock and that a meaningful amount of each executive officer’s personal net worth is invested in our Company. Our executive officers are required to achieve the stock ownership necessary to meet these requirements within three years of becoming subject to them.

Our Compensation Committee reviews our executive officers’ ownership of our common stock annually to ensure compliance with our stock ownership guidelines. Our executive officers’ direct stock holdings, unvested restricted stock awards and unvested restricted stock units (but not unvested PRSUs) are counted toward satisfaction of the guidelines. As of December 31, 2019, when the closing price of our common stock was $47.99, each of our executive officers met the stock ownership requirement.

	Minimum Stock Ownership Requirements		Actual Ownership

Name	Multiple of Base Salary	Multiple Expressed in Dollars as of 12/31/2019 ($)	Multiple of Base Salary	Value of Shares Held by Executive as of 12/31/2019 ($)

Keith J. Allman	6	7,423,416	15.2	18,861,174

John G. Sznewajs	3	2,174,433	14.1	10,218,511

Joseph B. Gross	2	1,030,000	4.9	2,529,553

Richard A. O’Reagan	2	1,135,678	3.7	2,076,911

Jai Shah	2	1,050,000	14.2	7,448,816

Our Equity Awards Have Double-Trigger Change of Control Provisions

The terms of our unvested equity awards provide that the awards will vest only if there is both a change in control of our Company and the recipient of the award is terminated from employment at the time of the change in control or

MASCO 2020	PART II - COMPENSATION DISCUSSION AND ANALYSIS

within two years after the change in control, or terminates employment for good reason (for example, if his or her job duties have been significantly diminished), or if the recipient’s awards are not replaced with comparable awards by the acquiring company.

Our Compensation Committee Oversees an Annual Compensation Risk Evaluation

Our Compensation Committee annually oversees a risk assessment of our compensation programs, including our executive compensation programs, focusing on the components of our compensation programs and analyzing whether those components present undue risk to us. In 2018, our Compensation Committee reviewed the risk assessment process to assure it reflects current best practices. As a result of this review, the risk assessment incorporates consideration of the components of our compensation programs and whether they may present undue risk to us and of our material business risks and their potential impact on our compensation programs. The Compensation Committee has concluded that our programs do not encourage excessive risk taking. While the compensation program is designed to balance short- and long-term rewards, the largest portion of the compensation opportunity for our executive officers is equity-based long-term incentives. Executive officers are also required to own a substantial amount of our stock to further encourage a long-term perspective. Our annual performance program and LTIP have established maximum payout opportunities in line with competitive practice.

Our Compensation Programs Encourage Executive Retention and Protect Us

We believe several features of our compensation programs, including the terms and conditions of our equity plan, improve our retention of our executive officers and also reduce the potential that executive officers might engage in post-termination conduct that would be harmful to us. The terms of our equity awards provide that our executive officers forfeit unvested awards of restricted stock and restricted stock units, stock options and PRSUs when their employment terminates prior to retirement. Additionally, executive officers may only exercise vested options for a limited period of time following termination. The terms of our awards prohibit our executive officers from competing with us for one year after termination. If an executive officer violates this restriction, we can recover the gain the executive officer realized from awards that vested within two years prior to termination.

We Prohibit Excise Tax Gross-Up Payments

Our Board has adopted a policy prohibiting excise tax gross-up payments, except for such payments committed to in equity awards and frozen SERP agreements entered into prior to 2012. Specifically, equity awards made in 2012 and thereafter are not included for purposes of determining future excise tax gross-up payments. The only tax equalization gross-up payments we provide to our employees are those made in connection with reimbursement of relocation or foreign expatriate expenses incurred at our request.

We Prohibit Hedging and Pledging

Our anti-hedging and anti-pledging policy prohibits our directors, executive officers and all other employees subject to our regular quarterly blackout periods from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of our equity or debt securities. Additionally, such individuals are prohibited from making any future purchases of our securities on margin or from pledging our securities as collateral for a loan, unless the arrangement is preapproved by our Governance Committee for any applicable employee or by our Board for any director.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2020

We Do Not Have Employment Agreements

Our executive officers do not have employment agreements and are “at-will” employees who may be terminated at our discretion. We believe this preserves greater flexibility in our employment arrangements with our executive officers. Our executive officers also do not have change in control or severance contracts, although, at our discretion, we may enter into severance arrangements with departing executive officers. For further discussion regarding change in control, see “Payment Upon Change In Control” below.

OUR ANNUAL COMPENSATION REVIEW PROCESS

We review and make decisions regarding the amount of eligible annual restricted stock units, cash bonus payments, LTIP PRSU grants and stock option grants in the first quarter of the year. We believe that determining these elements of compensation together at the beginning of the year gives us a better foundation for establishing our performance criteria and opportunity levels for the current year. This approach enables our Compensation Committee to holistically consider our executive officers’ compensation mix and to consider the inputs gathered through our annual talent management review.

Annual Management Talent Review and Development Process

Our annual management talent review and development process is used by our Compensation Committee and our CEO in making compensation decisions and for succession planning purposes. As part of this process, our CEO provides our Compensation Committee with an assessment of each executive who reports to him. The assessment includes an evaluation of each executive’s performance, development, progress and potential for advancement, and considers market demand for the executive’s skill set. Our Compensation Committee also receives information, analyses and recommendations from our Vice President, Chief Human Resource Officer. While our Compensation Committee gives significant weight to the evaluations by our CEO, the final determination of compensation to be paid to our executive officers, including our CEO, rests solely with our Compensation Committee.

Compensation Data Considered by our Compensation Committee

Tally Sheets

Our Compensation Committee reviews a tally sheet that summarizes the various components of total compensation for our executive officers and other members of management. The tally sheet includes base salary, annual restricted stock award and cash bonus payment, LTIP award, stock options, dividends on unvested restricted stock, and our costs for the foregoing and for perquisites and other benefits, including the annual costs under retirement plans. The tally sheet allows our Compensation Committee to compare an executive officer’s compensation with the compensation of our other executive officers as part of its consideration of internal and external pay equity. Amounts actually realized by an executive officer from prior equity grants are not necessarily a factor in establishing current compensation, although the current value of outstanding equity awards may be considered by our Compensation Committee when assessing pay equity.

Market Data

Our Compensation Committee also reviews compensation for each of our executive officers with compensation information disclosed in the proxy statements of our peer group and with AonHewitt’s and Willis Towers Watson’s published compensation surveys for companies with annual revenues between $5 and $10 billion. When we achieve targeted levels of performance, our executive compensation program seeks to provide total target compensation (base salary, target annual bonus and the target value of long-term incentives) at approximately the median compensation level provided to executives in comparable positions at these companies. While our Compensation Committee

MASCO 2020	PART II - COMPENSATION DISCUSSION AND ANALYSIS

generally targets total compensation for each executive officer at the median, it considers other factors, such as performance, the officer’s roles and responsibilities and the length of time the officer has served in the current position. Our Compensation Committee also reviews actual compensation paid as reported in published surveys and by our peer group to help inform individual pay decisions. We believe understanding market data allows us to attract and retain the talent we need while enabling us to manage our compensation expense.

Pay-for-Performance Alignment

Finally, our Compensation Committee reviews the overall pay-for-performance alignment of our CEO’s compensation compared to our peer group over one-year and three-year periods. During 2019, our Compensation Committee reviewed data showing that our total shareholder return was at the 37th percentile of our peers for the three-year period ended December 31, 2018. Our CEO’s target compensation and realizable compensation each approximated the median of our peer group during this three-year period. We defined realizable compensation as the sum of salary, actual cash bonus payments and the value of equity awards based on our stock price as of December 31, 2018.

Our Peer Group

Given the many and diverse businesses we operate, composition of an appropriate peer group is challenging. Our Compensation Committee annually considers the composition of our peer group and believes that our current peer group reflects the companies we compete with for executive talent and that have a range of annual revenues and business and operational characteristics similar to ours.

Current Peer Group of Companies

Dover Corporation	Owens Corning

Fortive Corp.	Parker-Hannifin Corporation

Fortune Brands Home & Security, Inc.	Pentair plc

Illinois Tool Works Inc.	PPG Industries, Inc.

Ingersoll-Rand plc	RPM International Inc.

JELD-WEN Holding, Inc.	Stanley Black & Decker, Inc.

Mohawk Industries, Inc.	The Sherwin-Williams Company

Newell Rubbermaid Inc.	Whirlpool Corporation

Retention of Discretion by our Compensation Committee

Our approach to executive compensation emphasizes corporate rather than individual performance, echoing our operating strategy that encourages collaboration and cooperation among our businesses and corporate functions. We believe that the effectiveness of our executive compensation programs requires not only objective, formula-based arrangements, but also the exercise of discretion and sound business judgment by our Compensation Committee. Accordingly, our Compensation Committee retains discretion to adjust the mix of cash and equity compensation, adjust the mix of restricted stock units and stock options awarded, and offer different forms of equity-based compensation. With this discretion, our Compensation Committee is best able to reward the individual contributions of each executive officer and to respond to an executive’s expanding responsibilities, market practices and our changing business needs.

In addition to granting performance-based restricted stock units based on prior year performance, our Compensation Committee also has the discretion to award time-based restricted stock units to our executive officers, other than our CEO, if it determines that an executive officer has made outstanding individual contributions during the prior year. The total value of these awards cannot exceed 20% of the combined annual base salaries of the executive officers (excluding the salary of our CEO). No discretionary awards were made in 2019.

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2020

Outside Compensation Consultant

Our Compensation Committee has engaged Semler Brossy Consulting Group, LLC (Semler Brossy) as its compensation consultant. Semler Brossy was chosen by our Compensation Committee based on its deep experience in the area of executive compensation and its creative and proactive approach in analyzing executive compensation practices and programs. During 2019, Semler Brossy attended Compensation Committee meetings, met with our Compensation Committee in executive sessions without our executive officers or other members of management and met individually with our Compensation Committee members and our Compensation Committee Chair. Semler Brossy advised our Compensation Committee on its overall implementation of our compensation objectives, on the Company’s peer group, on director compensation practices and on the compensation for our executive officers, including performing a competitive analysis of CEO and CFO pay levels within our peer group, as well as for similarly situated companies outside of that group. After considering the factors promulgated by the SEC for assessing the independence of its advisers, our Compensation Committee has determined that the work of Semler Brossy has not raised any conflict of interest.

TAX TREATMENT

Prior to 2018, our stockholder-approved plan permitted our Compensation Committee to grant cash and equity awards intended to qualify as “performance-based” under Section 162(m) of the Internal Revenue Code so that they may be tax-deductible. Because this law was amended in December 2017 by the Tax Cuts and Jobs Act, compensation in excess of $1 million paid to our executive officers generally will not be deductible unless the compensation qualifies for certain transition relief.

CONCLUSION

We recognize the importance of attracting and retaining executive officers who can effectively lead our business, and in motivating them to maximize our corporate performance and drive long-term value for our stockholders. We believe in rewarding our executive officers to a significant degree based on our performance. We continue to thoughtfully and thoroughly analyze our compensation practices and programs and to regularly reach out to a significant number of our stockholders to understand their perspectives regarding our compensation programs. We believe our compensation practices and programs strongly align our executive officers’ interests with the long-term interests of stockholders, reward our executive officers based on our performance and incentivize them to focus on our strategic business objectives.

MASCO 2020	PART II - COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee, which is responsible for overseeing the Company’s executive compensation programs, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Masco Corporation’s proxy statement.

Donald R. Parfet, Chair

Marie A. Ffolkes

J. Michael Losh

Christopher A. O’Herlihy

Lisa A. Payne

PART II - COMPENSATION DISCUSSION AND ANALYSIS	MASCO 2020

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation paid to our named executive officers (whom we refer to as “executive officers” in this Proposal 2). We believe the structure of our executive compensation programs promotes the long-term interests of our stockholders by attracting and retaining talented executives and motivating them to achieve our strategic business objectives and drive long-term value for our stockholders.

At our 2019 Annual Meeting, we submitted a non-binding advisory proposal to our stockholders to approve the compensation paid to our executive officers (a “say-on-pay proposal”). Approximately 95% of the votes cast on our say-on-pay proposal approved the compensation paid to our executive officers. We believe that this strong approval resulted from our continued focus on pay-for-performance.

Our executive officers earned compensation pursuant to the following performance-based compensation programs.

•

Our 2019 annual performance program was based on operating profit and working capital as a percent of sales goals. We achieved a performance percentage of 77%, and as a result, consistent with our commitment to pay-for-performance, our executive officers earned restricted stock units and cash bonuses based on this achievement.

•

Our 2017-2019 Long-Term Incentive Program was based on return on invested capital (“ROIC”). For the three-year period 2017-2019, we exceeded the target ROIC goal and achieved a performance percentage of 134%.

Our executive officers’ potential performance-based compensation represents a significant percentage of total annual target compensation. In 2019, the percentage of total target compensation (base salary, target annual cash bonus and restricted stock units and the target value of long-term incentives) that was performance-based was 87% for our CEO and 75% for our other executive officers.

We believe that having a significant ownership interest in our stock is critical to aligning the interests of our executive officers with the long-term interests of our stockholders. Accordingly, equity grants in the form of restricted stock units and stock options are an important component of compensation for our executive officers.

Our Board recommends a vote FOR the following resolution providing an advisory approval of the compensation paid to our named executive officers:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in this proxy statement, is hereby approved.

Although the vote on this proposal is advisory and non-binding, our Compensation Committee and our Board will review and consider the result of the vote when making future determinations regarding our executive compensation programs. The affirmative vote of a majority of the votes cast by shares entitled to vote thereon is required for the approval of the foregoing resolution. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the approval of the resolution.

MASCO 2020	PART III - COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table reports compensation earned during the years indicated by Mr. Allman, our principal executive officer, Mr. Sznewajs, our principal financial officer, and Messrs. Gross, O’Reagan and Shah, our three other most highly compensated executive officers in 2019. We refer to the individuals listed in the table collectively as our “executive officers.”

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Option Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (g)	All Other Compensation ($) (h)	Total ($)

Keith J. Allman President and Chief Executive Officer	2019	1,227,542	3,590,018	2,001,507	1,429,000	141,195	270,101	8,659,363
	2018	1,201,200	3,783,562	2,087,694	4,243,600	—	320,383	11,636,439
	2017	1,177,212	3,876,629	1,675,328	4,322,100	48,027	405,144	11,504,440

John G. Sznewajs Vice President, Chief Financial Officer	2019	719,134	946,333	549,877	418,600	1,132,455	87,993	3,854,392
	2018	698,185	981,886	573,512	1,242,500	—	86,851	3,582,934
	2017	672,867	1,107,228	531,850	1,228,600	462,362	141,241	4,144,148

Joseph B. Gross (a) Group President	2019	510,970	1,072,299	374,952	297,400	—	64,563	2,320,184

Richard A. O’Reagan Group President	2019	563,388	741,350	413,443	327,900	13,895	75,926	2,135,902
	2018	544,222	761,881	410,706	924,200	—	78,128	2,719,137
	2017	512,019	843,641	362,625	914,100	4,303	104,380	2,741,068

Jai Shah Group President	2019	525,013	697,079	393,713	303,200	71,450	107,649	2,098,104
	2018	439,312	680,686	281,438	817,800	—	143,914	2,363,150

Compensation paid to Mr. Gross (row a): On June 18, 2019, we entered into an agreement with Mr. Gross in connection with his accepting responsibility to lead our windows and cabinetry businesses through the divestiture process. Under the agreement, and upon its execution date, the 42,570 stock options granted to Mr. Gross on February 7, 2019 (reflected in column e above) were cancelled in exchange for a restricted stock award of 10,560 shares (reflected in column d above). The value of the restricted stock granted to Mr. Gross is equal to the value of the stock options granted to Mr. Gross on February 7, 2019. The shares of restricted stock will vest in five equal installments of 20%. Mr. Gross’ employment with us concluded on February 14, 2020 in connection with the completed divestitures of our windows and cabinetry businesses.

Year (column b): Information is included in the table only for those years in which the individual has served as an executive officer and was named in our Summary Compensation Table. Mr. Gross was not a named executive officer for 2018 and 2017 and Mr. Shah was not a named executive officer for 2017.

Salary (column c): Salary includes amounts voluntarily deferred by each executive officer as salary reductions under our 401(k) Savings Plan.

Stock Awards (column d): This column reports both grants of restricted stock units for the applicable performance year, grants of PRSUs made in 2019 under our LTIP and any other grants of stock, if applicable, as follows:

2019 STOCK AWARDS

Name	Restricted Stock Units ($)	Performance-Based Restricted Stock Units ($)	Special Grants of Restricted Stock ($)	Total ($)

Keith J. Allman	1,587,977	2,002,041		3,590,018

John G. Sznewajs	418,739	527,594		946,333

Joseph B. Gross	297,538	375,065	399,696	1,072,299

Richard A. O’Reagan	327,957	413,393		741,350

Jai Shah	303,241	393,838		697,079

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2020

•

The amounts reflected in the Restricted Stock Units column above and in the Stock Awards column (d) of the Summary Compensation Table are the estimated fair value of the award opportunity for the applicable performance year, even though the award is not granted until the following year. Although the SEC rules require the estimated fair value to be based on the probable outcome of the performance or service award at the grant date, the Stock Awards column (d) reflects the actual awards for the 2019, 2018 and 2017 performance year, as applicable, since the grant date for the award occurred when the award was actually determined in early 2020, 2019 and 2018, respectively. The threshold, target and maximum dollar values applicable to 2019 performance are reported in the 2019 Grants of Plan-Based Awards Table below. Our executive officers realize the value of awards upon vesting, when the shares are issued. Restricted stock units granted for the 2019 performance period vest in equal installments over a three-year vesting period following the grant date. Restricted stock awards granted for the 2017 and 2018 performance periods vest in equal installments over a five-year vesting period following the grant date.

•

The amounts reflected in the Performance-Based Restricted Stock Units column above and in the Stock Awards column (d) of the Summary Compensation Table for 2019 are based upon the number of PRSUs granted on March 21, 2019 under our LTIP, which we valued at $39.11 per share, the closing price of our stock that day, and assuming the target award would be earned at the end of the three-year performance period under our LTIP. If the maximum goal under our LTIP is achieved or exceeded, the payout to each executive officer would be: $4,004,080 for Mr. Allman; $1,055,550 for Mr. Sznewajs; $285,050 for Mr. Gross (amount is prorated to reflect Mr. Gross’ conclusion of employment with us on February 14, 2020); $826,950 for Mr. O’Reagan; and $787,500 for Mr. Shah. The actual number of shares of stock awarded, if any, will be determined after the three-year performance period concludes on December 31, 2021.

•	For a description of the special grant of restricted stock made to Mr. Gross, see the footnote, “Compensation paid to Mr. Gross (row a),” above.

Option Awards (column e): This column reports the aggregate grant date fair value of stock options, calculated in accordance with accounting guidance. In determining the fair market value of stock options, we used the same assumptions that can be found in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding year. These amounts do not correspond to the actual value the executive officer will realize, which will depend on overall market conditions, the future performance of our common stock and the timing of exercise of the option.

Non-Equity Plan Incentive Compensation (column f): The amounts reported in this column reflect the annual performance-based cash bonuses that were earned for the year indicated, based on the achievement of performance targets as described in the Compensation Discussion and Analysis above. The amounts reported in this column for 2018 and 2017, as applicable, also include the performance-based payments under our Long Term Cash Incentive Program that were earned for the three-year period ending in the year indicated. In 2017, our Compensation Committee modified our long-term incentive program by replacing the cash award with PRSUs, which are granted to our executive officers at the beginning of each three-year performance period.

Change in Pension Value & Nonqualified Deferred Compensation Earnings (column g): This column reports changes in the sum of year-end pension values, which reflect actuarial factors and variations in interest rates used to calculate present values. Increases in pension values do not represent increased benefit accruals, since benefits in our domestic defined benefit plans were frozen effective January 1, 2010. These values were obtained by comparing the present value of accumulated benefits for December 31 of the year indicated (shown for 2019 in the “2019 Pension Plan Table”) to the comparable amount for the prior year. We calculated the pension values for each of 2019, 2018 and 2017 using the same assumptions that can be found in the notes to our financial statements included in our Annual Report on Form 10-K for the corresponding years. The executive officers did not have any above-market earnings under any of the plans in which they participate.

MASCO 2020	PART III - COMPENSATION OF EXECUTIVE OFFICERS

All Other Compensation (column h): We provided our executive officers with the following other benefits in 2019:

2019 ALL OTHER COMPENSATION

Name	Profit Sharing and 401(k) Matching Contributions ($)	Financial Planning Expense ($)	Personal Use of Company Aircraft ($)	Relocation Benefits ($)	Tax Equalization Gross-up Payments ($)	Other Perquisites ($)	Total ($)

Keith J. Allman	169,050	10,000	71,145			19,906	270,101

John G. Sznewajs	82,008	5,985					87,993

Joseph B. Gross	63,773	790					64,563

Richard A. O’Reagan	68,364	7,562					75,926

Jai Shah	68,593	4,400		32,037	2,619		107,649

•

The amounts reflected in the Profit Sharing and 401(k) Matching Contributions column include contributions under the 401(k) Savings Plan and the portions of the Benefit Restoration Plan applicable to that plan.

•

The relocation benefits and tax equalization gross-up payment for Mr. Shah are in connection with the sale of his home in 2019 and moving expenses following his required relocation to our corporate headquarters in 2018.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about:

•	the potential payouts available to our executive officers under our 2019 annual performance-based cash bonus and restricted stock unit award opportunity;

•	the potential payouts available to our executive officers under our 2019-2021 LTIP;

•	the grants of PRSUs under our 2019-2021 LTIP;

•	a special grant of restricted stock we made to Mr. Gross; and

•	the grants of stock options we made in 2019 to our executive officers.

Our Compensation Discussion and Analysis above describes our annual performance-based cash bonus and restricted stock unit award opportunities, performance targets, our LTIP and grants of stock options.

2019 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (a)	All Other Option Awards: Number of Securities Underlying Options (b)	Exercise or Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($) (c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)

Keith J. Allman	N/A-1	742,342	1,855,854	3,711,708
	3/21/2019				—	51,190	102,380				51,190			2,002,041
	N/A-2							824,840	2,062,101	4,124,202
	2/7/2019											227,240	35.52	2,001,507

John G. Sznewajs	N/A-1	217,443	543,608	1,087,216
	3/21/2019				—	13,490	26,980				13,490			527,594
	N/A-2							217,443	543,608	1,087,216
	2/7/2019											62,430	35.52	549,877

Joseph B. Gross	N/A-1	154,500	386,250	772,500
	3/21/2019				—	9,590	19,180				9,590			375,065
	N/A-2							154,500	386,250	772,500
	2/7/2019											42,570	35.52	374,952
	6/18/2019										10,560			399,696

Richard A. O’Reagan	N/A-1	170,352	425,879	851,758
	3/21/2019				—	10,570	21,140				10,570			413,393
	N/A-2							170,352	425,879	851,758
	2/7/2019											46,940	35.52	413,443

Jai Shah	N/A-1	157,500	393,750	787,500
	3/21/2019				—	10,070	20,140				10,070			393,838
	N/A-2							157,500	393,750	787,500
	2/7/2019											44,700	35.52	393,713

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2020

Estimated Future Payouts Under Non-Equity Incentive Plan Awards: The amounts that correspond to grant date “N/A-1” reflect the threshold, target, and maximum opportunities under our 2019 annual performance-based cash bonus program described in our Compensation Discussion and Analysis. The resulting cash bonus payments were made in February 2020 and are reported in the 2019 Summary Compensation Table above.

Estimated Future Payouts Under Equity Incentive Plan Awards:

•

The amounts that correspond to grant date “3/21/2019” reflect the threshold, target, and maximum opportunities under our LTIP relating to the 2019-2021 performance period. In 2019, our executive officers received grants of PRSUs under our LTIP, which we valued at $39.11 per share, the closing price of our common stock on the day of the grant, and assuming the target award would be earned at the end of the three-year performance period under our LTIP. The actual number of shares awarded, if any, will be determined after the three-year performance period concludes on December 31, 2021.

•

The amounts that correspond to grant date “N/A-2” reflect the threshold, target and maximum opportunities for the equity portion of our 2019 annual performance program described in our Compensation Discussion and Analysis. The resulting awards of restricted stock units were made in February 2020 and are reported in the 2019 Summary Compensation Table above.

All Other Stock Awards (column a): The grant of restricted stock to Mr. Gross that corresponds to the grant date “6/18/2019” was made pursuant to an agreement between us and Mr. Gross on June 18, 2019 in connection with his accepting responsibility to lead our windows and cabinetry businesses through the divestiture process. Under the agreement, and upon its execution date, the 42,570 stock options granted to Mr. Gross on February 7, 2019 (reflected in column b above) were cancelled in exchange for a restricted stock award of 10,560 shares. The value of the restricted stock granted to Mr. Gross is equal to the value of the stock options granted to Mr. Gross on February 7, 2019. The shares of restricted stock will vest in five equal installments of 20%.

All Other Option Awards (column b): These amounts reflect the number of stock options granted to each executive officer in 2019. The stock options granted vest in equal installments of 20% over a period of five years and remain exercisable until ten years from the date of grant.

Grant Date Fair Value of Stock and Option Awards (column c):

•

The amounts that correspond to grant date “3/21/2019” are based upon the number of PRSUs granted on March 21, 2019 under our LTIP, which we valued at $39.11 per share, the closing price of our stock on the day of the grant, and assuming the target award would be earned at the end of the three-year performance period under our LTIP. The actual number of shares awarded, if any, will be determined after the three-year performance period concludes on December 31, 2021.

•

The amounts that correspond to grant date “2/7/2019” reflect the grant date fair value of the stock option award on the grant date, which is determined in accordance with accounting guidance. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at a future date when the option is exercised.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

We make equity grants pursuant to our 2014 Long Term Stock Incentive Plan; outstanding grants made prior to May 2014 were made pursuant to our 2005 Long Term Stock Incentive Plan. We refer to these plans in this proxy statement collectively as our “Equity Plan.” In addition, beginning in 2017, we make PRSU grants pursuant to our LTIP. The following table shows, for each executive officer as of December 31, 2019:

•	each vested and unvested stock option outstanding;

•	the aggregate number of unvested shares of restricted stock;

•	the market value of unvested shares of restricted stock based on the closing price of our common stock on December 31, 2019, which was $47.99 per share;

MASCO 2020	PART III - COMPENSATION OF EXECUTIVE OFFICERS

•	the aggregate number of PRSUs granted under our 2017-2019 LTIP, 2018-2020 LTIP and 2019-2021 LTIP; and

•	the market value of those PRSUs based on the closing price of our common stock on December 31, 2019.

Unvested shares of restricted stock are held in the executive officer’s name, and the executive officer has the right to vote the shares and receive dividends on the shares of restricted stock, but may not sell the shares until they vest. The value each executive officer will realize when the shares of restricted stock vest will depend on the value of our common stock on the vesting date.

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Original Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Keith J. Allman						180,984	8,685,422	150,450	7,220,096
	02/13/2013	49,574	—	17.87	02/13/2023
	02/12/2014	123,081	—	19.66	02/12/2024
	02/11/2015	150,432	37,608	22.92	02/11/2025
	02/10/2016	123,750	82,500	25.51	02/10/2026
	02/10/2017	69,300	103,950	33.75	02/10/2027
	02/09/2018	33,366	133,464	42.13	02/09/2028
	02/07/2019	—	227,240	35.52	02/07/2029

John G. Sznewajs						51,441	2,468,654	40,490	1,943,115
	02/15/2012	82,624	—	10.24	02/15/2022
	02/13/2013	82,624	—	17.87	02/13/2023
	02/12/2014	62,680	—	19.66	02/12/2024
	02/11/2015	50,144	12,536	22.92	02/11/2025
	02/10/2016	41,250	27,500	25.51	02/10/2026
	02/10/2017	22,000	33,000	33.75	02/10/2027
	02/09/2018	9,166	36,664	42.13	02/09/2028
	02/07/2019	—	62,430	35.52	02/07/2029

Joseph B. Gross						52,710	2,529,553	26,980	1,294,770
	02/09/2018	—	21,656	42.13	02/09/2028

Richard A. O’Reagan						38,865	1,865,131	31,110	1,492,969
	02/11/2015	30,998	7,749	22.92	02/11/2025
	02/10/2016	26,100	17,400	25.51	02/10/2026
	02/10/2017	15,000	22,500	33.75	02/10/2027
	02/09/2018	6,564	26,256	42.13	02/09/2028
	02/07/2019	—	46,940	35.52	02/07/2029

Jai Shah						39,468	1,894,069	24,290	1,165,677
	02/11/2015	3	3,419	22.92	02/11/2025
	02/10/2016	—	12,700	25.51	02/10/2026
	02/10/2017	—	15,720	33.75	02/10/2027
	02/09/2018	4,498	17,992	42.13	02/09/2028
	02/07/2019	—	44,700	35.52	02/07/2029

Option Awards: The stock option awards reflected in this table vest in five equal annual installments of 20% commencing in the year following the year of grant.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2020

Stock Awards (column a): This column reflects restricted stock awards. The restricted stock awards reflected in this table vest in five equal annual installments of 20% commencing in the year following the year of grant.

Stock Awards (column b): This column reflects PRSUs that were granted under our 2017-2019 LTIP, 2018-2020 LTIP and 2019-2021 LTIP. The number of PRSUs granted was based upon an assumption that the target award would be earned at the end of the three-year performance period. The actual number of shares awarded, if any, is determined after the three-year performance period concludes.

OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired, and the value realized, by each of our executive officers during 2019, in connection with the exercise of stock options and the vesting of restricted stock previously awarded to each executive officer.

2019 OPTIONS EXERCISED AND STOCK VESTED

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Keith J. Allman	51,283	1,553,212	63,579	2,062,503

John G. Sznewajs	250,721	7,126,873	28,667	929,957

Joseph B. Gross	5,414	22,844	15,990	518,716

Richard A. O’Reagan	—	—	17,141	556,054

Jai Shah	60,296	1,315,526	18,186	589,954

RETIREMENT PLANS

This section describes the retirement plans available to our executive officers.

Defined Contribution Plans

Our defined contribution plans are the tax-qualified 401(k) Savings Plan and the non-qualified Benefits Restoration Plan (“BRP”) applicable to the 401(k) Savings Plan. All of our executive officers participate in both of our defined contribution plans. We offer no other plans of deferred compensation that would permit the election of deferrals of cash compensation by our executive officers.

401(k) Savings Plan

Our 401(k) Savings Plan is available to eligible employees, and provides two employer contribution components, if applicable. The first employer contribution component is a matching contribution under which we match a percentage of an employee’s compensation deferred into the 401(k) Savings Plan. The second component is a discretionary profit sharing contribution that is guided by the operating profit performance target goal used to determine annual performance-based cash bonuses and awards of restricted stock units (see “Our 2019 Annual Performance Program” above). Our Compensation Committee has established our maximum profit sharing contribution percentage at 10% of each participant’s annual earnings (base salary and cash bonus).

Defined Contribution Portion of the BRP

The defined contribution portion of our BRP is available to our highly compensated employees and is not funded. Under the BRP, we make account allocations reflecting our 401(k) Savings Plan employer match (in 2019, for contributions up to $19,000), profit sharing contribution amounts that exceed the Code’s limitations, and earnings (or losses) on participants’ accounts. Following a participant’s termination of employment, the BRP account is paid by us in a lump sum.

MASCO 2020	PART III - COMPENSATION OF EXECUTIVE OFFICERS

2019 NON-QUALIFIED DEFERRED COMPENSATION (Defined Contribution Portion of the Benefits Restoration Plan)

Name	Masco Allocations ($) (a)	Aggregate Earnings ($) (b)	Aggregate Withdrawals / Distributions ($) (c)	Aggregate Balance at December 31, 2019 ($) (d)

Keith J. Allman	143,010	241,092	—	1,489,078

John G. Sznewajs	55,968	204,816	—	959,973

Joseph B. Gross	37,733	14,351	—	231,072

Richard A. O’Reagan	42,324	78,375	—	462,555

Jai Shah	42,553	97,994	—	544,376

Masco Allocations (column a): This column reports the amount of our 2019 plan year allocation to each executive officer’s BRP account. Amounts in this column are included in the All Other Compensation column in the 2019 Summary Compensation Table.

Aggregate Earnings (column b): This column reports the amount of earnings (or losses) posted to the account in 2019.

Aggregate Withdrawals / Distributions (column c): This column reports the aggregate amount of all withdrawals or distributions from the account in 2019.

Aggregate Balance (column d): This column reports the account’s ending balance at December 31, 2019. The following amounts included in this column were previously reported as compensation in our Summary Compensation Table for 2017 and 2018, as applicable:

Name	Masco Allocations Reported in 2017 ($)	Masco Allocations Reported in 2018 ($)

Keith J. Allman	285,251	157,945

John G. Sznewajs	98,854	58,116

Joseph B. Gross	—	—

Richard A. O’Reagan	71,170	43,653

Jai Shah	—	46,756

Defined Benefit Pension Plans

Our defined benefit pension plans are the tax-qualified Masco Corporation Pension Plan (the “Pension Plan”), the non-qualified BRP applicable to the Pension Plan and the non-qualified Supplemental Executive Retirement Plan (“SERP”). Our defined benefit pension plans were frozen for future benefit accruals effective January 1, 2010. Consequently, the defined benefit pension benefits accrued for each of our executive officers are essentially fixed. In December 2019, our Board approved the termination of the Pension Plan. We expect that the termination process will be completed in 2021. As part of this process, all plan participants receiving monthly annuity benefits in 2021 will have their annuities placed with an insurance company. All other plan participants will have a choice to either receive a lump sum distribution of their benefits or have a deferred or immediate annuity benefit placed with an insurance company. The termination does not include the BRP and SERP.

The Pension Plan and BRP

The Pension Plan and BRP provide that at age 65, a participant receives a monthly payment for the remainder of his or her life, with five years’ payments guaranteed. Employees became 100% vested in their pension benefit after completing five years of employment with us. The benefits paid are reduced for early retirement if commenced prior to age 65. The maximum credited service under the Pension Plan and the defined benefit portion of the BRP was 30 years. A participant who has ten or more years of service with us is eligible to receive a disability benefit equal to the participant’s accrued benefit. Messrs. Allman, Sznewajs, O’Reagan and Shah are participants in our Pension Plan, and each is 100% vested in his Pension Plan benefits. Messrs. Allman, Sznewajs and Shah are participants in our BRP applicable to the Pension Plan.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2020

SERP

Mr. Sznewajs is the only executive officer that participates in a SERP, which provides that at age 65, he will receive a monthly payment for life of an amount up to 60% of the average of his highest three years’ cash compensation (base salary plus annual cash bonus, up to 60% of that year’s maximum bonus opportunity) earned on or before January 1, 2010. SERP payments are reduced by certain benefits paid by our other retirement plans or by retirement benefits payable by other employers. The maximum benefit under the SERP accrues after 15 years. When the SERP was frozen on January 1, 2010, Mr. Sznewajs’ accrual of 52% was frozen, and he is now 70% vested. Mr. Sznewajs will not be fully vested in his frozen SERP benefit unless he continues to be employed with us until he reaches age 55, or we have a change in control.

The SERP provides a disability benefit if Mr. Sznewajs becomes disabled while employed by us. The disability benefit is paid until the earlier of death, recovery from disability or age 65; is offset by payments from long-term disability insurance we have paid for; and is equal to 60% of his annual salary and bonus (up to 60% of the maximum bonus opportunity) as of January 1, 2010. At age 65, payments revert to a calculation based on the highest three-year average compensation as of January 1, 2010. Under the SERP, Mr. Sznewajs and his spouse may also receive medical benefits.

The present value of SERP payments to Mr. Sznewajs is reported in the 2019 Pension Plan Table below. His surviving spouse would receive reduced benefits.

Pension Plan Table

The 2019 Pension Plan Table below reports the estimated present values on December 31, 2019 of accumulated benefits for each of our executive officers under the Pension Plan, the defined benefit portion of the BRP and the SERP, as applicable. The amounts payable to Mr. Sznewajs under the SERP have been reduced by amounts payable to him under the Pension Plan and the defined benefit portion of the BRP. Mr. Sznewajs’ SERP amount has also been reduced by the January 1, 2010 benefits payable under the profit sharing component of the 401(k) Savings Plan and the defined contribution portion of the BRP.

2019 PENSION PLAN TABLE

Name	Plan Name	Number of Years Credited Service (#) (a)	Present Value of Accumulated Benefits ($) (b)

Keith J. Allman	Pension Plan	12	415,859
	Defined Benefit Portion - BRP	12	118,617

John G. Sznewajs	Pension Plan	14	427,968
	Defined Benefit Portion - BRP	14	329,436
	SERP	14	3,511,461

Richard A. O’ Reagan	Pension Plan	1	47,329

Jai Shah	Pension Plan	6	201,342
	Defined Benefit Portion - BRP	6	38,412

Number of Years Credited Service (column a): This column reports:

•

For the Pension Plan and BRP, credited service through January 1, 2010, the date on which accruals under our defined benefit pension plans were frozen, for years of employment with us, and our subsidiaries; and

•	For the SERP, credited service through January 1, 2010, for years of employment only with us.

We have not granted additional accruals to any of the executive officers in any of these retirement plans, and none of these plans provides for personal contributions or additional income deferral elections.

MASCO 2020	PART III - COMPENSATION OF EXECUTIVE OFFICERS

Present Value of Accumulated Benefits (column b): Amounts in this column were calculated as of December 31, 2019 using the normal form of benefit payable under each plan including: (a) base pay only for the Pension Plan and BRP, (b) base pay plus cash bonus for the SERP, and (c) the same discount rates and mortality assumptions as described in the notes to financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Although SEC disclosure rules require a present value calculation, none of these defined benefit pension plans (other than the SERP and the BRP, in the event of a change in control) currently provides benefits in a lump sum.

PAYMENT UPON CHANGE IN CONTROL

We do not have employment agreements or change in control agreements with any of our executive officers. If we experienced a change in control, our executive officers would receive lump-sum payments of benefits under the BRP and, for Mr. Sznewajs, the SERP, that otherwise would be paid over time. Additionally, these two plans and our Equity Plan provide that participants could receive accelerated vesting and reimbursement (limited, for equity grants, to those made prior to 2012) in the case of imposition of excise tax upon a change in control. Upon a change in control, Mr. Sznewajs’ frozen SERP accrual of 52% would not change, but his vesting in this benefit would advance from 70% to 100%. None of our plans provides for additional accrual of benefits in the case of a change in control.

The following table reports the values of all payments (other than from our tax-qualified retirement plans) assuming a change in control (and a termination of employment under certain conditions) had occurred on December 31, 2019.

PAYMENTS UPON CHANGE IN CONTROL

Name	Cash ($)	Equity ($) (a)	SERP and BRP Payments ($) (b)	Perquisites ($)	Excise Tax Reimbursement ($) (c)	Other ($)	Total ($)

Keith J. Allman	—	16,578,885	1,743,135	—	—	—	18,322,020

John G. Sznewajs	—	4,864,405	4,388,355	—	—	—	9,252,760

Joseph B. Gross	—	2,656,457	268,805	—	—	—	2,925,262

Richard A. O’Reagan	—	3,510,152	504,879	—	—	—	4,015,031

Jai Shah	—	3,151,974	620,278	—	—	—	3,772,252

Equity (column a): A change in control would trigger vesting (assuming a termination of employment under certain conditions had occurred with respect to awards granted beginning in 2013) of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the 2019 Outstanding Equity Awards at Fiscal Year-End table above), plus the intrinsic values for vesting of stock options (based on our closing stock price of $47.99 on December 31, 2019): $7,893,463 for Mr. Allman; $2,395,751 for Mr. Sznewajs; $126,904 for Mr. Gross; $1,645,021 for Mr. O’Reagan; and $1,257,905 for Mr. Shah.

SERP and BRP Payments (column b): Amounts calculated for both the SERP and the BRP utilize the discount rates and mortality assumptions equal to the Pension Benefit Guarantee Corporation discount rates for lump sums in plan terminations, as in effect four months prior to the change in control, and the UP-1984 mortality table (both of which differ from the rates and assumptions used to calculate the lump sums reported in the Pension Plan Table). Amounts in this column also include amounts shown in the 2019 Non-Qualified Deferred Compensation table above.

Excise Tax Reimbursement (column c): Excise tax reimbursements apply only to agreements and equity grants entered into prior to 2012. At December 31, 2019, no individual’s payments would have exceeded applicable limits in the Code for parachute payments; therefore, no amounts are shown in this column.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2020

PAYMENT UPON RETIREMENT, TERMINATION, DISABILITY OR DEATH

Our executive officers may also be entitled to receive certain benefits upon retirement, voluntary or involuntary termination, disability or death, as described below. The benefits reported in the following tables would be paid on a monthly basis and, other than the BRP defined contribution component, not as lump sum payments.

Retirement

Upon retirement at or after age 65, our executive officers would be fully vested in the accumulated pension benefits shown in the table below. Our restricted stock and stock option awards do not vest upon retirement; following retirement, equity awards generally continue to vest in accordance with the remaining vesting period.

PAYMENT UPON RETIREMENT

Name	Pension Plan Benefit ($)	BRP Benefit - Defined Benefit Portion	BRP Benefit - Defined Contribution Portion	SERP Benefit ($)	Total ($)

Keith J. Allman	415,859	118,617	1,632,088	—	2,166,564

John G. Sznewajs	427,968	329,436	1,015,941	3,511,461	5,284,806

Joseph B. Gross	—	—	268,805	—	268,805

Richard A. O’Reagan	47,329	—	504,879	—	552,208

Jai Shah	201,342	38,412	586,929	—	826,683

Termination

If a voluntary or involuntary termination of employment had occurred on December 31, 2019, our executive officers would be fully vested in the accumulated pension benefits shown in the table below. Absent an agreement for post-termination extended vesting, termination of employment would result in forfeiture to us of all unvested restricted stock awards and unvested stock options. Vested stock options would remain exercisable for 30 days, in the case of voluntary termination, or 90 days, in the case of involuntary termination, but not beyond the originally-specified option expiration date.

PAYMENT UPON TERMINATION

Name	Pension Plan Benefit ($)	BRP Benefit - Defined Benefit Portion	BRP Benefit - Defined Contribution Portion	SERP Benefit ($) (a)	Total ($)

Keith J. Allman	415,859	118,617	1,632,088	—	2,166,564

John G. Sznewajs	427,968	329,436	1,015,941	2,458,024	4,231,369

Joseph B. Gross	—	—	268,805	—	268,805

Richard A. O’Reagan	47,329	—	504,879	—	552,208

Jai Shah	201,342	38,412	586,929	—	826,683

SERP Benefit (column a): Mr. Sznewajs would have been 70% vested in his SERP benefit if his employment had terminated on December 31, 2019.

Disability

If a disability had terminated the employment of any of our executive officers on December 31, 2019, the executive officer would receive the benefits as reported in the table below. In addition, each executive officer would receive a benefit of $144,000 per year, payable from our long-term disability insurance policy. Any disability benefit received would terminate upon the earliest of death, recovery from disability or age 65, at which time the applicable retirement, termination or death benefits would become effective. In addition, all restrictions on restricted shares would lapse and all unvested stock options would become exercisable for the period of time allowed under the original awards.

MASCO 2020	PART III - COMPENSATION OF EXECUTIVE OFFICERS

PAYMENT UPON DISABILITY

Name	BRP Benefit - Defined Benefit Portion	BRP Benefit - Defined Contribution Portion	SERP Benefit ($)	Equity ($) (a)	Total Benefit ($)

Keith J. Allman	152,959	1,632,088	—	16,578,885	18,363,932

John G. Sznewajs	534,157	1,015,941	6,587,044	4,864,405	13,001,547

Joseph B. Gross	—	268,805	—	2,656,457	2,925,262

Richard A. O’Reagan	—	504,879	—	3,510,152	4,015,031

Jai Shah	29,077	586,929	—	3,151,974	3,767,980

Equity (column a): Disability would trigger vesting of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the last column of the “2019 Outstanding Equity Awards at Fiscal Year-End” table above), plus the intrinsic values for vesting of stock options (based on our closing stock price of $47.99 on December 31, 2019): $7,893,463 for Mr. Allman; $2,395,751 for Mr. Sznewajs; $126,904 for Mr. Gross; $1,645,021 for Mr. O’Reagan; and $1,257,905 for Mr. Shah.

Death

If death had terminated the employment of any of our executive officers on December 31, 2019, the surviving spouse of the executive officer would receive the benefits as set forth in the table below. If the executive officer does not have a surviving spouse, a designated beneficiary (if applicable) would receive the benefits below, with the exception of the SERP and Pension Plan benefits and the benefits under the defined benefit portion of the BRP. In addition, all restrictions on restricted shares would lapse and all unvested stock options would become exercisable for up to a year, but not beyond the originally-specified option expiration date.

PAYMENT UPON DEATH

Name	Pension Plan Benefit ($)	BRP Benefit ($)		SERP Benefit ($)	Equity ($) (a)	Total Benefit ($)
		Defined Benefit Portion	Defined Contribution Portion

Keith J. Allman	183,389	52,985	1,632,088	—	16,578,885	18,447,347

John G. Sznewajs	170,015	133,515	1,015,941	5,546,679	4,864,405	11,730,555

Joseph B. Gross	—	—	268,805	—	2,656,457	2,925,262

Richard A. O’Reagan	21,418	—	504,879	—	3,510,152	4,036,449

Jai Shah	78,824	15,351	586,929	—	3,151,974	3,833,078

Equity (column a): Death would trigger vesting of unvested restricted stock and stock option awards, the total value of which is shown in this column. This column is comprised of the incremental values for vestings of restricted stock (as shown in the last column of the “2019 Outstanding Equity Awards at Fiscal Year-End” table above), plus the intrinsic values for vesting of stock options (based on our closing stock price of $47.99 on December 31, 2019): $7,893,463 for Mr. Allman; $2,395,751 for Mr. Sznewajs; $126,904 for Mr. Gross; $1,645,021 for Mr. O’Reagan; and $1,257,905 for Mr. Shah.

Other Arrangements

As noted above in our “Compensation Discussion and Analysis,” it is our general policy not to enter into employment agreements, although, at our discretion, we may enter into severance arrangements or arrangements for an executive officer’s services following termination of employment. Such arrangements may include continued vesting of restricted stock or options that would otherwise be forfeited, as well as provisions restricting competitive activities following termination.

PART III - COMPENSATION OF EXECUTIVE OFFICERS	MASCO 2020

CEO PAY RATIO

To identify our median employee for purposes of the pay ratio disclosure, we reviewed the annual base salaries for all persons who were employed by us on October 1, 2017, excluding Mr. Allman, our President and CEO. We included all employees, whether employed on a full-time, part-time, seasonal or temporary basis and did not make any estimates, assumptions or adjustments to any annual base salaries. The individual identified in 2017 is no longer employed by us, and, as permitted by the SEC, for 2018 we elected to select another employee, whose 2017 annual base salary was substantially similar to the annual base salary of our original median employee. Following the divestiture of our windows businesses in November 2019, we reviewed the composition of our employee population and believe there has been no change in the composition of our employee population or pay design as of December 31, 2019 that would significantly impact the pay ratio. Therefore, the median employee for our 2019 pay ratio is the same individual we selected for our 2018 pay ratio.

We calculated annual total compensation for our median employee using the same methodology we used for our executive officers as set forth in the above 2019 Summary Compensation Table. The total compensation of the median employee was $40,070, including wages, overtime pay, non-equity incentive program pay and company 401(k) match. The annual total compensation of our CEO was $8,659,363. The resulting pay ratio is 216:1.

MASCO 2020	PART IV - AUDIT MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee consists of eight members of the Board of Directors, each of whom is independent. The Audit Committee assists the Board of Directors in fulfilling the Board’s responsibility for oversight of the integrity of our financial statements, the effectiveness of our internal controls over financial reporting, the qualifications, independence, performance and remuneration of our independent registered public accounting firm (“independent auditors”), the performance of our internal audit function, our compliance with legal and regulatory requirements, and compliance by our employees and officers with our Code of Ethics. Management is responsible for the accuracy of our financial statements and our reporting process, including our system of internal controls over financial reporting. In discharging its oversight responsibilities, the Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2019 and our processes to ensure the accuracy of our financial statements.

The Audit Committee obtained from and discussed with our independent auditors, PricewaterhouseCoopers LLP (“PwC”), the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee discussed with PwC any relationships that may impact PwC’s objectivity and independence and satisfied itself as to PwC’s independence. The Audit Committee confirmed that PwC’s provision of non-audit services to us did not impair their independence. The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee also met with PwC independent of management.

Based on the reviews and discussions with management and PwC described above, the Audit Committee recommended to the Board of Directors that our financial statements as of and for the year ended December 31, 2019 be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee also reappointed PwC as our independent auditors for 2020, which stockholders are being asked to ratify.

Audit Committee

Lisa A. Payne, Chair

Mark R. Alexander

Marie A. Ffolkes

Christopher A. O’Herlihy

Donald R. Parfet

John C. Plant

Charles K. Stevens

Reginald M. Turner

PART IV - AUDIT MATTERS	MASCO 2020

PRICEWATERHOUSECOOPERS LLP FEES

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees for professional services rendered to us by our independent registered public accounting firm, PwC, for the years ended December 31, 2019 and 2018 were (in millions):

	2019	2018

Audit Fees	$9.0	$8.0

Audit-Related Fees	3.9	0.2

Tax Fees	1.9	1.5

All Other Fees	0.1	0.1

Total	$14.9	$9.8

•

The Audit Fees for the years ended December 31, 2019 and 2018 were for services rendered for audits and quarterly reviews of our consolidated financial statements, audits of our internal controls over financial reporting, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC. Audit Fees for the year ended December 31, 2019 also include fees and expenses related to services rendered for carve-out audits in connection with dispositions.

•

The Audit-Related Fees for the years ended December 31, 2019 and 2018 were for services rendered for due diligence related to acquisitions and dispositions and employee benefit plan audits and compilations. The Audit-Related Fees for the year ended December 31, 2019 include fees for procedures related to royalty arrangements. The Audit-Related Fees for the year ended December 31, 2018 include fees for services rendered for the implementation of a prospective accounting standard.

•

The Tax Fees for the years ended December 31, 2019 and 2018 were for professional services related to tax return preparation and review, tax audit assistance, tax planning and tax advice related to reorganizations, acquisitions and dispositions and transfer pricing programs.

•

All Other Fees for services rendered the years ended December 31, 2019 and 2018 were for miscellaneous services rendered. All Other Fees for the year ended December 31, 2019 also include fees for training related to PwC’s digital services.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

Our Audit Committee has established a policy requiring its annual review and pre-approval of all audit services and permitted non-audit services to be performed by PwC. Our Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by PwC that are not encompassed by our Audit Committee’s annual pre-approval. Our Audit Committee has delegated to our Audit Committee Chair the approval authority, on a case-by-case basis, for services outside or in excess of our Audit Committee’s aggregate pre-approved levels, provided that the Chair shall report any such decisions to our Audit Committee at its next regular meeting. All of the services referred to in the table above for 2019 were pre-approved by our Audit Committee or our Audit Committee Chair and none of the services approved by our Audit Committee during 2019 were under the de minimis exception to pre-approval contained in the applicable rules of the SEC.

MASCO 2020	PART IV - AUDIT MATTERS

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee is responsible for the appointment, remuneration, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. As part of its oversight, our Audit Committee and its Chair review and evaluate our lead audit engagement partner and participate in the selection of the new lead audit engagement partner in conjunction with the mandated rotation of that partner.

Our Audit Committee has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to audit our financial statements for the year 2020. We have retained PwC (or its predecessor) as our independent auditor since at least 1959, and our Audit Committee believes that the continued retention of PwC to serve as our independent auditor is in the best interests of our Company and our stockholders.

Representatives of PwC will be present at our Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. If the selection of PwC is not ratified, our Audit Committee will consider selecting another independent registered public accounting firm as our independent auditors.

Our Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the year 2020.

The affirmative vote of a majority of the votes cast by shares entitled to vote is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not counted as votes cast, and therefore do not affect the ratification of the selection of independent auditors.

PART V - EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP	MASCO 2020

EXECUTIVE OFFICERS

Our Board of Directors elects our executive officers annually. Our current executive officers are listed below.

Name	Position	Age	Executive Officer Since

Keith J. Allman	President and Chief Executive Officer	57	2014

Kenneth G. Cole	Vice President, General Counsel and Secretary	54	2013

John P. Lindow	Vice President, Controller and Chief Accounting Officer	56	2011

Scott E. McDowell	Vice President, Masco Operating System	44	2018

Richard A. O’Reagan	Group President	56	2014

Jai Shah	Group President	53	2018

Renee Straber	Vice President, Chief Human Resource Officer	49	2014

John G. Sznewajs	Vice President, Chief Financial Officer	52	2005

Keith J. Allman: Mr. Allman’s experience is described above in “Class II Directors (Term Expiring at the Annual Meeting in 2020).”

Kenneth G. Cole: Mr. Cole was elected Vice President, General Counsel and Secretary in July 2013. Mr. Cole joined us in 2004 and has held positions of increasing responsibility in our legal department, serving most recently as Senior Assistant General Counsel and Director of Commercial Legal Affairs.

John P. Lindow: Mr. Lindow was elected Vice President, Controller and Chief Accounting Officer in 2017. He was a Masco Group Controller from 2000 to 2007. He then served as Vice President Administration—Plumbing Products Platform until 2009, and was elected as our Vice President, Controller in 2011.

Scott E. McDowell: Mr. McDowell joined us in August 2018 as Vice President, Masco Operating System. He served as Vice President, Sales and Marketing for Zurn Industries, LLC (2018). He previously served as Vice President, Corporate Rexnord Business System for Rexnord Corporation (2015-2018) and as the Group Vice President, Marketing, Engineering and Business Development for Zurn Industries, LLC (2013-2015).

Richard A. O’Reagan: Mr. O’Reagan was elected Group President in May 2014. He joined Masco in 2008 as Vice President of Sales for Delta Faucet Company and in 2011 became the President of Delta Faucet Company.

Jai Shah: Mr. Shah was elected Group President in 2018. He most recently served as the President of Delta Faucet Company, a position he held since 2014. He previously served as the Vice President—Chief Human Resource Officer of Masco Corporation (2012-2014), Vice President Finance—Retail/Wholesale Platform since 2008, as a Group Vice President from 2007 to 2008, and as our Vice President—Strategic Planning from 2005 to 2007.

Renee Straber: Ms. Straber was elected Vice President, Chief Human Resource Officer in October 2014, after serving as our Group Director—Human Resources since 2012. She joined Masco in 1995 as a Human Resource Representative for Delta Faucet Company and was promoted to Vice President, Human Resources for Delta Faucet Company in 2007.

John G. Sznewajs: Mr. Sznewajs was elected Vice President, Chief Financial Officer in 2007. He served as our Treasurer (2005-2016) and Vice President—Business Development (2003-2005).

MASCO 2020	PART V - EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the beneficial ownership of our common stock as of December 31, 2019 by (i) each of our directors and director nominees, (ii) each executive officer included in the 2019 Summary Compensation Table, (iii) all of our current directors and executive officers as a group (19 individuals), and (iv) all persons whom we know to be beneficial owners of five percent or more of our common stock. Except as indicated below, each person exercises sole voting and investment power with respect to the shares listed.

Name	Shares of Common Stock Beneficially Owned (a)	Percentage of Voting Power Beneficially Owned

Mark R. Alexander	23,541	*

Keith J. Allman	1,134,848	*

Marie A. Ffolkes	7,603	*

Joseph B. Gross	58,124	*

J. Michael Losh	68,179	*

Richard A. Manoogian	516,513	*

Christopher A. O’Herlihy	31,666	*

Richard A. O’Reagan	161,841	*

Donald R. Parfet	39,469	*

Lisa A. Payne	47,486	*

John C. Plant	30,474	*

Jai Shah	188,164	*

Charles K. Stevens	8,140	*

John G. Sznewajs	622,356	*

Reginald M. Turner	20,846	*

All directors and executive officers of Masco as a group	3,418,098	1.23%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	22,654,033	7.90%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	32,110,134	11.20%

* Less than one percent

Shares of Common Stock Beneficially Owned (column a): The amounts reported in this column include:

•	For Mr. Losh, 57,063 shares held in a trust.

•

For Mr. Manoogian, an aggregate of 110,000 shares owned by charitable foundations for which he serves as a director or officer. The directors and officers of the foundations share voting and investment power with respect to shares owned by the foundations, but Mr. Manoogian disclaims beneficial ownership of such shares. Excluding unvested restricted stock shares and shares that he has a right to acquire, substantially all of the shares beneficially owned by Mr. Manoogian (other than unvested restricted stock and shares he has a right to acquire) have been pledged.

•	For Mr. Parfet, 80 shares held in a trust.

•	For Ms. Payne, 875 shares held in a trust.

•

Based on a Schedule 13G filed with the SEC on February 5, 2020, on December 31, 2019 BlackRock, Inc. (through certain of its subsidiaries) beneficially owned 22,654,033 shares of our common stock, with sole voting power over 19,571,866 shares and sole dispositive power over all the shares.

•

Based on a Schedule 13G filed with the SEC on February 12, 2020, on December 31, 2019. The Vanguard Group (and certain of its subsidiaries) beneficially owned 32,110,134 shares of our common stock, with sole voting power over 420,984 shares and shared voting power over 93,584 shares, and sole dispositive power over 31,616,389 shares and shared dispositive power over 493,745 shares.

PART V - EXECUTIVE OFFICERS AND BENEFICIAL OWNERSHIP	MASCO 2020

•

Shares of unvested restricted stock and shares that may be acquired on or before February 29, 2020 upon exercise of stock options, as reflected in the table below. Holders have sole voting, but no investment power, over unvested restricted shares and have neither voting nor investment power over unexercised stock option shares.

Name	Unvested Restricted Stock Awards	Shares that may be acquired on or before February 29, 2020 upon Exercise of Stock Options

Mark R. Alexander	7,333	—

Keith J. Allman	180,984	741,825

Marie A. Ffolkes	7,603	—

Joseph B. Gross	52,710	—

J. Michael Losh	7,333	—

Richard A. Manoogian	7,333	—

Christopher A. O’Herlihy	7,333	—

Richard A. O’Reagan	38,865	118,563

Donald R. Parfet	7,333	—

Lisa A. Payne	7,333	—

John C. Plant	7,333	—

Jai Shah	39,468	32,948

Charles K. Stevens	6,656	—

John G. Sznewajs	51,441	409,426

Reginald M. Turner	7,333	—

All current directors and executive officers of Masco as a group	518,299	1,593,978

MASCO 2020	PART VI - GENERAL INFORMATION

2020 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of Masco Corporation is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of Masco Corporation to be held at our corporate office at 17450 College Parkway, Livonia, Michigan 48152, on Wednesday, May 13, 2020 at 9:30 a.m. Eastern Time, and at any adjournment or postponement of the Annual Meeting. This proxy statement and the enclosed proxy card are being mailed or otherwise made available to stockholders on or about March 27, 2020. We are concurrently mailing to stockholders a copy of our 2019 Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2019.

Who is Entitled to Vote at the Annual Meeting?

Our Board established the close of business on March 16, 2020 as the record date to determine the stockholders entitled to receive a notice of, and to vote at, our Annual Meeting or an adjournment or postponement of the meeting. On the record date, there were 263,755,373 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of our common stock represents one vote that may be voted on each matter that may come before the Annual Meeting.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the persons named as proxy holders in accordance with the instructions given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

•	FOR each Class II Director nominee;

•	FOR the approval of the compensation paid to our named executive officers; and

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent auditors for 2020.

What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner?

If your shares are registered in your name with our registrar and transfer agent, Computershare, you are the “record holder” of those shares. If you are a record holder, we have provided these proxy materials directly to you.

If your shares are held in a stock brokerage account, or with a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by your bank or broker. As the beneficial owner, you have the right to instruct that organization on how to vote your shares.

PART VI - GENERAL INFORMATION	MASCO 2020

What is a Broker Non-Vote?

If your shares are held in “street name” through a bank, broker or other nominee, you must provide voting instructions to that organization. If you do not provide voting instructions, the organization may vote in its discretion on routine proposals, but not on non-routine proposals, resulting in a “broker non-vote” for those proposals. Only Proposal 3, Ratification of Selection of Independent Auditors, is a routine proposal.

How are Abstentions and Broker Non-Votes Treated?

Abstentions and broker non-votes are not treated as votes cast with respect to any of the proposals on the agenda, so they will not have an effect on the outcome of the proposals.

What Constitutes a Quorum?

To conduct business at our Annual Meeting, we must have a quorum of stockholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum.

How Can I Submit My Vote?

There are four methods you can use to vote: by internet, by telephone, by mail or in person. Submitting your proxy by internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on May 12, 2020.

Method	Record Holder	Beneficial Owner

Internet	Have your proxy card available and log on to www.proxyvote.com.	If your bank or broker makes this method available, the instructions will be included with the proxy materials.

Telephone	Have your proxy card available and call (800) 690-6903 from a touchtone telephone anywhere (toll free only in the United States).	If your bank or broker makes this method available, the instructions will be included with the proxy materials.

Mail Your Proxy Card	Mark, date, sign and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.	Mark, date, sign and promptly mail the voting instruction form provided by your bank or broker in the postage-paid envelope provided for mailing in the United States.

In Person	You may vote by ballot in person at the Annual Meeting.	Obtain proof of stock ownership as of the record date and a valid legal proxy from the organization that holds your shares and attend the Annual Meeting.

How Many Votes are Needed for Each Proposal to Pass?

All of the matters to be considered at our Annual Meeting require the approval of a majority of the votes that are actually cast.

Our Bylaws provide that, in uncontested elections, directors are elected if the majority of votes cast FOR each nominee exceed the votes cast AGAINST such nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each director nominee will provide to us an irrevocable resignation if the majority of the votes cast are against him or her. The resignation will be effective within 90 days after the election results are certified, if the Board (excluding nominees who did not receive a majority of votes for their election) accepts the resignation, which it will do in the absence of a compelling reason otherwise.

If you are the stockholder of record, and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

MASCO 2020	PART VI - GENERAL INFORMATION

Is My Proxy Revocable?

You may revoke your proxy before it is exercised by voting in person at the Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of Kenneth G. Cole, Secretary, at 17450 College Parkway, Livonia, Michigan 48152 before your proxy is voted. Unless you revoke your proxy in person at the meeting, your revocation must be received by 11:59 p.m. Eastern Time on May 12, 2020.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

We are paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. In addition, we have retained Morrow Sodali LLC, 470 West Avenue, Third Floor, Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee of $12,000, plus expenses. If you have questions about voting your shares, you may call Morrow Sodali LLC, at (877) 787-9239 (for individual stockholders) or (203) 658-9400 (for banks and brokerage firms). We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

What Happens if Additional Matters are Presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Allman and Cole, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate, Messrs. Allman and Cole may vote your shares for another candidate (or candidates) who may be nominated by the Board, or the Board may reduce its size.

What is “Householding” and How does it Affect Me?

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy proxy statement delivery requirements for two or more stockholders sharing an address by delivering one proxy statement to those stockholders. This procedure, known as “householding,” reduces the amount of duplicate information that stockholders receive and lowers our printing and mailing costs.

We have been notified that certain intermediaries will use householding for our proxy materials and our 2019 Annual Report. Therefore, only one proxy statement and 2019 Annual Report may have been delivered to your address if multiple stockholders share that address. Stockholders who wish to opt out of this procedure and receive separate copies of the proxy statement and annual report in the future, or stockholders who are receiving multiple copies and would like to receive only one copy, should contact their bank, broker or other nominee or us at the address and telephone number below.

We will promptly send a separate copy of the proxy statement for the Annual Meeting or 2019 Annual Report if you send your request to webmaster@mascohq.com, call our Investor Relations Department at (313) 792-5500, or if you write to Investor Relations, Masco Corporation, 17450 College Parkway, Livonia, Michigan 48152.

Our Website

We maintain a website at www.masco.com. The information on our website is not a part of this proxy statement, and it is not incorporated into this proxy statement or any other filings we make with the SEC.

PART VI - GENERAL INFORMATION	MASCO 2020

2021 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be considered at the 2021 Annual Meeting, you must comply with the following procedures. Any communication to be made to our Secretary as described below should be sent to: Kenneth G. Cole, Secretary, Masco Corporation, 17450 College Parkway, Livonia, Michigan 48152.

PROXY STATEMENT PROPOSAL

If you intend to present proposals to be included in our proxy statement for our 2021 Annual Meeting, you must give written notice of your intent to our Secretary on or before November 27, 2020 (120 calendar days prior to the anniversary of our mailing this proxy statement). The proposals must comply with SEC regulations under Rule 14a-8 for including stockholder proposals in a company’s materials.

MATTER FOR ANNUAL MEETING AGENDA

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal to be included in our proxy statement, we must receive notice in accordance with our Bylaws, which state that our Secretary must receive your notice no earlier than January 13, 2021 and no later than February 12, 2021. For each matter you intend to bring before the meeting, your notice must include a brief description of the business to be brought before the meeting; the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the language of the proposed amendment); the reasons for conducting the business at the meeting and any material interest you may have in such business; your name and address as it appears in our records; the number of shares of our common stock you own; a representation that you are a holder of record of shares of our stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to propose such business; and a representation as to whether you are part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding common stock required to approve or adopt such proposal, or if you intend to otherwise solicit proxies from stockholders in support of your proposal. The proposal must be in compliance with all of the requirements in our Bylaws.

DIRECTOR CANDIDATE NOMINATION

If you wish to nominate director candidates for election to the Board at the 2021 Annual Meeting, you must submit the following information required by our Certificate of Incorporation to our Secretary no later than February 10, 2021: your name and address and the name and address of the person(s) to be nominated; a representation that you are a holder of record of shares of our common stock entitled to vote at such meeting and you intend to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; a description of all arrangements or understandings between you and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) is or are to be made by you; other information regarding each nominee you are proposing, as would have been required to be included in a proxy statement filed pursuant to the SEC’s proxy rules if the nominee had been nominated by the Board of Directors; and the written consent of each nominee to serve as our director if elected. In addition, our Bylaws require that the notice of intent to make a nomination shall be accompanied by a statement whether each nominee, if elected, intends to tender, promptly following such election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon the Board of Directors’ acceptance of such resignation. Our Bylaws also state that a stockholder seeking to make a nomination before an annual meeting shall promptly provide to us any other information we reasonably request, and the nomination must be in compliance with all of the requirements in our Bylaws.

MASCO 2020	PART VI - GENERAL INFORMATION

OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxy holders named in the enclosed proxy will have discretionary authority to vote the shares represented by the proxy in their discretion with respect to such matters.

By Order of the Board of Directors,

Kenneth G. Cole

Vice President, General Counsel and Secretary

Livonia, Michigan

March 27, 2020

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 12, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs we incur in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 12, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. MASCO CORPORATION 17450 COLLEGE PARKWAY LIVONIA, MI 48152 E97039-P35425 MASCO CORPORATION The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain ! ! ! 1a. Keith J. Allman ! ! ! 1b. J. Michael Losh ! ! ! 1c. Christopher A. O'Herlihy ! ! ! 1d. Charles K. Stevens, III The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve, by non-binding advisory vote, the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related materials disclosed in the Proxy Statement. ! ! ! ! ! ! 3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for 2020. NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters that may come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E97040-P35425 MASCO CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 13, 2020 The undersigned stockholder(s) hereby appoint(s) Keith J. Allman and Kenneth G. Cole, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of MASCO CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 A.M. Eastern Time on Wednesday, May 13, 2020, at the corporate offices of the Company at 17450 College Parkway, Livonia, Michigan 48152, and any adjournment or postponement thereof, and to vote in their discretion on any other matters that may come before the meeting or any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company or by filing with the Secretary of the Company a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledge(s) prior receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 13, 2020, the Proxy Statement for the Annual Meeting and the 2019 Annual Report to Stockholders. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side